UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

AVISTA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of May 9, 2013

Annual Meeting and

2013 Proxy Statement

Important Voting Information

Under the New York Stock Exchange (the “NYSE”) rules, brokerage firms generally have the authority to vote their customers’ shares when their customers do not provide voting instructions. However, with respect to certain specified matters, when the brokerage firm does not receive instructions from its customers, the brokerage firm cannot vote shares on those matters. This is called a “broker non-vote.” Matters on which brokers may not vote without instructions include the election of directors, matters relating to executive compensation and matters relating to certain corporate governance issues. For Avista Corporation, this means that brokers may not vote shares on Proposals 1, 3, and 4 if you have not given your broker instructions on how to vote. Broker non-votes are not counted. Please be sure to give specific voting instructions to your broker so that your broker can vote your shares.

Your Participation in Voting the Shares You Own is Important

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote and submit your proxy by mail, telephone, or through the Internet as promptly as possible. If you are submitting your proxy by mail, you should complete, sign, and date your proxy card, and return it in the envelope provided. If you plan to vote by telephone or through the Internet, voting instructions are printed on your proxy card and/or proxy notice. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.

More Information is available

If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The Securities and Exchange Commission (the “SEC”) also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareholder. Additionally, you may contact our Investor Relations Department at (509) 495-4203.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON THURSDAY, MAY 9, 2013

This Proxy Statement and the 2012 Annual Report are available on the Internet at

http://proxyvote.com

Prompt execution of the enclosed proxy will save the expense of an additional mailing.

Your immediate attention is appreciated.

March 29, 2013

Dear Fellow Shareholder:

On behalf of the Board of Directors (the “Board”), it’s my pleasure to invite you to the Avista Corporation (“Avista”) 2013 Annual Meeting of Shareholders (the “Annual Meeting”). The doors open at 7:30 a.m. and the meeting will begin promptly at 8:15 a.m.

Date	Thursday, May 9, 2013	Place:	Avista Main Office Building
Time	7:30 a.m. Doors Open		Auditorium
	7:45 a.m. Refreshments		1411 E. Mission Avenue
	8:15 a.m. Annual Meeting Convenes		Spokane, Washington

Information about the nominees for election as members of the Board and other business of the meeting is set forth in the Notice of Meeting and the Proxy Statement on the following pages.

Please take the opportunity to review the Proxy Statement and 2012 Annual Report. Your vote is important regardless of the number of shares you own.

For your convenience, we are pleased to offer an audio webcast of the Annual Meeting if you cannot attend in person. If you choose to listen to the webcast, go to www.avistacorp.com shortly before the meeting time and follow the instructions for the webcast. You can also listen to a replay of the webcast, which will be archived at www.avistacorp.com for one year.

Thank you for your continued support.

Sincerely,

Scott L. Morris

Chairman of the Board,

President & Chief Executive Officer

Avista Corporation—1411 E. Mission Ave.—Spokane, Washington 99202

Investor Relations—(509) 495-4203

If you require special accommodations at the Annual Meeting due to a disability, please call our

Investor Relations Department by April 12.

AVISTA CORPORATION

1411 East Mission Avenue

Spokane, Washington 99202

NOTICE OF ANNUAL MEETING

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON THURSDAY, MAY 9, 2013

This proxy statement and the 2012 Annual Report are available on the Internet at

http://proxyvote.com

Date:	Thursday, May 9, 2013
Time:	8:15 a.m., Pacific Time
Place:	Avista Main Office Building—Auditorium 1411 E. Mission Avenue, Spokane, Washington
Record Date:	March 8, 2013

Meeting Agenda:	1) Election of ten directors.

2) Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013.

3) Amendment of the Company’s Restated Articles of Incorporation to reduce certain shareholder approval requirements.

4) Advisory (non-binding) vote on executive compensation.

5) Transaction of other business that may come before the meeting or any adjournment(s).

All shareholders are cordially invited to attend the meeting in person. Shareholders who cannot be present at the meeting are urged to vote and submit their proxy by mail, telephone, or through the Internet as promptly as possible. Please sign and date the proxy card and return it promptly or cast your vote via telephone or through the Internet in accordance with the instructions on the proxy card and/or proxy notice.

By Order of the Board,

Karen S. Feltes

Senior Vice President & Corporate Secretary

Spokane, Washington

March 29, 2013

AVISTA CORPORATION

1411 East Mission Avenue

Spokane, Washington 99202

PROXY STATEMENT

FOR THE ANNUAL MEETING

TO BE HELD ON MAY 9, 2013

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board is soliciting your vote in connection with the 2013 Annual Meeting.

What is the purpose of the Annual Meeting?

The meeting will be the Company’s regular Annual Meeting of Shareholders. You will be voting on the following matters at the Annual Meeting:

1)	Election of ten directors.

2)	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013.

3)	Amendment of the Company’s Restated Articles of Incorporation to reduce certain shareholder approval requirements.

4)	Advisory (non-binding) vote on executive compensation.

5)	Transaction of other business that may come before the meeting or any adjournment(s).

How does the Board recommend I vote?

The Board recommends a vote:

1)	For the election of all ten directors.

2)	For ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013.

3)	For the amendment of the Company’s Restated Articles of Incorporation to reduce certain shareholder approval requirements.

4)	For the advisory (non-binding) vote on executive compensation.

Who is entitled to vote at the Annual Meeting?

The Company’s common stock is the only class of securities with general voting rights. The Board has set March 8, 2013, as the record date for the Annual Meeting (the “Record Date”). Only shareholders who own common stock at the close of business on the Record Date may attend and vote at the Annual Meeting.

What are the voting rights of holders of common stock?

Each share of common stock is entitled to one vote. There is no cumulative voting. At the close of business on the Record Date,             shares of common stock were outstanding and entitled to vote.

How many shares must be present to hold the Annual Meeting?

Under Washington law, action may be taken on matters submitted to shareholders only if a quorum is present. The presence at the meeting in person or represented by proxy of holders of a majority of the shares of common stock outstanding as of the Record Date will constitute a quorum. Shares are represented by proxy for quorum purposes even if abstention is instructed or if no instructions are given. Subject to certain statutory exceptions, once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting.

How do I vote shares registered in my name?

If you hold shares that were registered in your name on the Record Date, then you, as the registered holder of those shares, may vote those shares:

•	by completing, dating and signing your proxy card and returning it to the Company by mail in the envelope provided (or bringing it with you to the Annual Meeting);

•	by telephone or through the Internet, following the instructions on your proxy card.

How do I vote shares held through a broker, bank or other nominee?

If you are the beneficial owner of shares held through a broker, bank or other nominee, then you are not a record holder of these shares and may vote them only by instructing the registered holder how to vote them.

You should follow the voting instructions given to you by the broker, bank or other nominee that holds your shares. Generally, you will be able to give your voting instructions by mail, by telephone or through the Internet.

The Company’s common stock is listed on the NYSE. Under NYSE rules, brokerage firms generally have the authority to vote shares when their customers do not give voting instructions. However, NYSE rules prohibit brokerage firms from voting on certain types of matters without specific instructions from the beneficial owners—if a beneficial owner does not give instructions on such a matter, the brokerage firm cannot vote on that matter. This is called a “broker non-vote.” Matters on which brokers may not vote without instructions include the election of directors, matters relating to executive compensation and matters relating to certain corporate governance issues. For Avista, this means that brokers may not vote on Proposals 1, 3 and 4 unless you have given your broker instructions on how to vote. Please be sure to give specific voting instructions to your broker so that your shares can be voted.

How do I vote shares held through an employee plan?

If you are the beneficial owner of shares through participation in the Company’s 401(k) plan, then you are not the record holder of these shares and may vote them only by instructing the plan trustee or agent how to vote them.

You should follow the voting instructions given to you by the trustee or agent for the plan. Generally, you will be able to give your voting instructions by mail, by telephone or through the Internet.

How can I revoke my proxy or change my vote after returning my proxy card or giving voting instructions?

If you were a registered holder as of the Record Date and returned a proxy card, you may revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Corporate Secretary of the Company. You may also change your vote by timely delivering a later-dated proxy or a later-dated vote by telephone or through the Internet or by voting in person at the Annual Meeting.

If you were not a registered holder as of the Record Date and wish to change or revoke your voting instructions, you should follow the instructions given to you by your broker, bank or other registered holder.

How many votes are required to elect directors and approve the other proposals?

Proposal 1—election of directors. A nominee will be elected if the number of votes cast “for” exceeds the number of votes cast “against.” Abstentions or broker non-votes with respect to my shares will have no effect on the election of that director since those shares will not be voted at all. If you are the registered holder of the shares but give no instructions on the proxy card with respect to this proposal, the shares represented by that proxy card will be voted for each of the nominees. Shareholders may not cumulate votes in the election of directors. If an incumbent director does not receive a majority of votes cast with respect to his/her re-election in an uncontested election, he/she would continue to serve a term that would terminate on the date that is the earliest of: (i) the date of the commencement of the term of a new director selected by the Board to fill the office held by such director, (ii) the effective date of the resignation of such director, or (iii) December 31, 2013.

Proposal 2—the proposal for ratifying the appointment of the firm of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2013, will be approved if the number of votes cast “for” exceeds the number of votes cast “against.” Abstentions with respect to any shares will have no impact on the outcome of this proposal since those shares will not be voted at all. Brokers may vote on this proposal without instructions. If you are the registered holder of the shares but give no instructions on the proxy card with respect to this proposal, the shares represented by that proxy card will be voted for this proposal.

Proposal 3—the proposal for amending the Articles to reduce certain shareholder approval requirements will be approved upon the affirmative vote of the holders of 80% of the total number of shares of common stock outstanding. Abstentions or broker non-votes with respect to any shares will have the same impact as a negative vote on the outcome of Proposal 3 since those shares will not be voted “for.” If you are the registered holder of the shares but give no instructions on the proxy card with respect to this proposal, the shares represented by that proxy card will be voted for this proposal.

Proposal 4—the advisory (non-binding) vote on executive compensation will be approved if the number of votes cast “for” exceeds the number of votes cast “against.” Abstentions and broker non-votes with respect to any shares will have no impact on the outcome of Proposal 4 since those shares will not be voted at all. If you are the registered holder of the shares but give no instructions on the proxy card with respect to this proposal, the shares represented by that proxy card will be voted for this proposal.

Who pays for the proxy solicitation and how will the Company solicit votes?

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited by the Company primarily by mail, but may also be solicited personally and by telephone at nominal expense to the Company by directors, officers, and regular employees of the Company. In addition, the Company has engaged Phoenix Advisory Partners at a cost of $6,500 plus out-of-pocket expenses, to solicit proxies in the same manner. The Company will also request banks, brokerage houses, custodians, nominees, and other record holders of the Company’s common stock to forward copies of the proxy soliciting material and the Company’s 2012 Annual Report to Shareholders to the beneficial owners of such stock, and the Company will reimburse such record holders for their expenses in connection therewith.

Whom can I contact if I have questions or need assistance in voting my shares?

If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareholder. Additionally, you may contact our Investor Relations Department at (509) 495-4203.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles

The Board has long adhered to governance principles designed to assure the continued vitality of the Board in the execution of its duties. The Board is responsible for management oversight and providing strategic guidance to the Company. The Board believes that it must continue to renew itself to ensure that its members understand the industry and the markets in which the Company operates. The Board also believes that it must remain well-informed about the positive and negative issues, problems, risks, and challenges facing the Company and markets so that the Board members can exercise their fiduciary responsibilities to the Company’s shareholders.

Board Leadership Structure

For most of the Company’s history, the Chief Executive Officer (the “CEO”) has also served as Chairman of the Board (the “Chairman”). The Board does not have a policy as to whether the role of CEO should be separate from that of Chairman, nor, if the roles are separate, whether the Chairman should be selected from the independent directors or should be an employee of the Company. The Board selects the Chairman in a manner that it determines to be in the best interests of the Company and its shareholders. This flexibility has allowed the Board to determine whether the role should be separated based on the individuals and the circumstances existing at that time.

The positions of CEO and Chairman have not been separated except for on one occasion during 2000-2001. The Board believes that the Company has been well served by this leadership structure. The separation of the Chairman and the CEO could introduce a complex new relationship into the center of the Company’s corporate governance structure. Having a single leader for both the Company and the Board eliminates the potential for confusion or duplication of effort, and provides clear leadership for the Company, the Board and the markets.

The Board has examined the questions of the separation of the positions of the Chairman and the CEO and the independence of the Chairman. The Board concluded that it should not have a rigid policy as to these issues but, rather, should consider them, together with other relevant factors, to determine the right leadership structure. The Board believes that it needs to retain the ability to balance the independent Board structure with the flexibility to appoint as Chairman someone with hands-on knowledge of and experience in the operations of the Company. The Board periodically examines its governance practices, including the separation of the offices of Chairman and CEO. Having a single person serve as Chairman and CEO continues to provide unified and responsible leadership and is currently the right form of leadership for the Company and the Board.

The Company is led by Scott L. Morris, who has served as its Chairman, President and CEO since 2008. The Board is strengthened by the presence of Mr. Morris. Given the issues facing the Company and the possible technological, regulatory and legislative changes that may occur in the industry, the Board believes that Mr. Morris provides strategic, operational, and technical expertise and context for the matters considered by the Board.

Duties of the Chairman

The Chairman’s duties include chairing all meetings of the Board in a manner that effectively utilizes the Board’s time and which takes full advantage of the skills, expertise and experience that each director has to offer; working with the Lead Director to establish schedules and agendas for Board meetings, with input from other directors and management; and providing input to the Chair of the Governance Committee on the selection of members and Chairs of the various Board Committees and candidates for Board membership. The Chairman is also responsible for all issues of corporate governance that should come to the attention of the Chair of the Governance Committee and the full Board. He also ensures that the Board is provided with full information on the condition of the Company, its businesses, the risks facing the Company, and the environment in which it operates; and facilitates and encourages constructive and useful communication between the Board and management. The Chairman also recommends an agenda to the Board for its approval for each shareholder meeting; provides leadership to the Board in the establishment of positions that the Board should take on issues to come before the Annual Meeting; and presides at all shareholder meetings.

Lead Director

The Board has also established the position of an independent Lead Director. John F. Kelly was elected by the independent directors to serve as Lead Director. The Lead Director’s duties include:

•

maintaining an active, positive and collaborative relationship with the Chairman and the CEO and keeping an open line of communication that provides for dissemination of information to the Board and discussion before actions are finalized;

•	serving as primary liaison between independent directors and the Chairman and CEO;

•	presiding at all meetings at which the Chairman is not present, including executive sessions of the independent directors held at each regularly scheduled Board meeting;

•	calling meetings of the independent directors when necessary and appropriate; and

•

working with the Chairman to set meeting schedules and agendas for the Board meetings, including soliciting input from the other independent directors on items for the Board agendas, to ensure that appropriate agenda items are included and that there is adequate time for discussion of these items.

The Lead Director is available for communications and consultation with major shareholders. The Company has a mechanism for shareholders to communicate with the Lead Director, non-management directors as a group, or on an individual basis. (See “Communications with Shareholders” on page 9.)

Director Independence

The Board has been, and continues to be, a strong proponent of director independence. It is the policy of the Board that a majority of the directors be independent from management and that the Board not engage in transactions that would conflict with the Company’s business. Independence determinations are made on an annual basis at the time the Board approves nominees for election at the next Annual Meeting of Shareholders and, if a director joins the Board between Annual Meetings of Shareholders, at such time. To assist in this determination, the Board adopted Categorical Standards for Independence of Directors (the “Categorical Standards”).

The Company’s corporate governance structures and practices provide for a strong, independent Board and include several independent oversight mechanisms. The Board is comprised of Mr. Morris and ten independent directors. The Board has five independent Committees with separate independent Chairs—Audit Committee, Compensation & Organization Committee (the “Compensation Committee”), Corporate Governance/Nominating Committee (the “Governance Committee”), Finance Committee, and Energy, Environmental & Operations Committee (the “Environmental Committee”)—see Committee descriptions below. All members of these Board Committees are independent. In addition, all Board Committees may seek legal, financial or other expert advice from sources independent from management. The Board believes this governance structure and these practices ensure that strong and independent directors will continue to effectively oversee the Company’s management and key issues related to its long-range business plans, long-range strategic issues, risks and integrity.

During its annual review, the Board considered whether there were any transactions (see related party transactions below) or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder) and members of the Company’s senior management or their affiliates. The purpose of the review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board has affirmatively determined that the directors nominated for election at the Annual Meeting are independent of the Company and its management under the Categorical Standards, adopted by the Board, with the exception of Mr. Morris, who is considered an inside director because of his employment as President and CEO of the Company.

Related Party Transactions

The Board recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and, therefore, has adopted a Related Party Transaction Policy, which will be followed in connection with all related party transactions involving the Company and specified related persons that include directors (including nominees) and executive officers, certain family members and certain shareholders, all as outlined in the applicable rules of the SEC.

SEC rules require that the Company disclose any related party transaction in which the amount involved exceeds $120,000 in the last year. The Governance Committee has determined that the Company has no related party transactions that were reportable for 2012.

In making its determination, the Board considered the following relationships, which it determined were immaterial to the director’s independence. The Board considered that the Company and its subsidiaries in the ordinary course of business have during the last three years purchased products and services from companies at which some of our directors were officers, board members, or investors during 2012.

•

Ms. Stanley is co-owner and Chair of the Board of a company that had for many years prior to the date Ms. Stanley became a director, sold hardware supplies to the Company in arm’s length transactions. The amount paid to that company in 2012 or in any of the prior three years did not exceed the threshold amount in the Categorical Standards.

•

Mr. Taylor is a Board member of a corporation which owns and operates radio stations in Idaho, Washington and Oregon. In 2012, the Company’s ad agency purchased radio advertisements on some of those stations. The amount paid to that company in 2012 or in any of the prior three years did not exceed the threshold amount in the Categorical Standards.

Board Meetings

The Board held seven meetings in 2012. The attendance at all Board meetings and at all Board Committee meetings was 99%. The Board strongly encourages its members to attend all Annual Meetings of Shareholders. All directors attended the prior year’s Annual Meeting of Shareholders and are planning to attend the 2013 Annual Meeting.

Meetings of Independent Directors

The independent directors meet at each regularly scheduled Board meeting in an executive session without management present. The Lead Director chairs the executive sessions. The Lead Director establishes the agenda for each executive session, and also determines which, if any, other individuals, including members of management and independent advisors, should be available for each such meeting.

Committees

The Board has six standing Committees—Audit Committee, Compensation Committee, Governance Committee, Finance Committee, Environmental Committee and Executive Committee. Each of these Committees is comprised solely of independent directors, with the exception of the Executive Committee, which is chaired by Mr. Morris. Each Committee of the Board has adopted a charter that has been approved by the Board. The charters are reviewed on a periodic basis and amendments are made as needed. Each Committee also performs an annual self-assessment relative to its purpose, duties, and responsibilities. The Committee charters are located on the Company’s website at www.avistacorp.com. A written copy of our Committee charters will be provided free of charge to any person upon request to the General Counsel’s office at 1411 East Mission Avenue, P.O. Box 3727 (MSC-12), Spokane, Washington 99220.

Audit Committee—Assists the Board in overseeing the integrity of and the risks related to the Company’s financial statements, the Company’s compliance program dealing with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, the performance of the Company’s internal audit function and independent registered public accounting firm, and the Company’s systems of internal controls regarding accounting, financial reporting, disclosure, legal compliance and ethics that management and the Board have established, including without limitation all internal controls established and maintained pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Audit Committee oversees the Company’s risk assessment and risk management processes and the business continuity process. Only independent directors sit on the Audit Committee. During 2012, the Audit Committee consisted of directors Burke, Noël, Stanley, and Blake—Chair. The Board has determined that Mr. Burke is an “Audit Committee Financial Expert,” as defined in the SEC rules. Ten meetings were held in 2012.

Compensation Committee—Considers and approves, as well as oversees the risks associated with, compensation and benefits of executive officers of the Company. The Compensation Committee is also responsible for overseeing the organizational structure of the Company and succession planning for the CEO and the executive officers.

For a discussion of the Company’s processes and procedures for the consideration and determination of executive officer compensation (including the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation) see “Compensation Discussion and Analysis” starting on page 19.

The Compensation Committee is composed of independent directors, as defined by the rules of the NYSE, and within the Company’s Categorical Standards. In addition, the Compensation Committee complies with the “outside director” requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the “non-employee director” requirements of Rule 16b-3 under the Exchange Act.

The Compensation Committee consists of directors Kelly, Klein, Noël, and Taylor—Chair. Eight meetings were held in 2012.

Governance Committee—Advises the Board on corporate governance matters and oversees the risks relating to such matters including recommending guidelines for the composition and size of the Board, evaluating Board effectiveness and organizational structure and setting director compensation (see the section on Director Compensation on page 48). This Committee also develops Board membership criteria and reviews potential director candidates. Recommendations for director nominees are presented to the full Board for approval. See Proposal 1—“Director Qualifications and Process for Selecting Board Nominees” below. Only independent directors sit on this Committee. The Governance Committee consists of directors Blake, Racicot, Taylor, and Kelly—Chair. Five meetings were held in 2012.

Environmental Committee—Assists the Board in overseeing risks associated with the Company’s legal and regulatory compliance in its operations including environmental compliance, energy resources, transmission and distribution operations, employee safety performance, and corporate security. Only independent directors sit on this Committee. The Committee consists of directors Anderson, Holley, Racicot, and Klein—Chair. Four meetings were held in 2012.

Finance Committee—Assists the Board in overseeing that corporate management has in place strategies, budgets, forecasts, and financial plans and programs, including adequate liquidity, to enable the Company to meet its goals and objectives and oversees the associated risks. The Finance Committee’s activities and recommendations include reviewing management’s qualitative and quantitative financial plans and objectives for both the short and long- term; approving strategies with appropriate action plans to help ensure that financial objectives are met; having in place a system to monitor progress toward financial goals, including monitoring commodity price and counterparty credit risk, as well as taking any necessary action; and overseeing and monitoring employee benefit plan investment performance and approving changes in investment policies, managers, and strategies. Only independent directors sit on this Committee. The Finance Committee consists of directors Burke, Holley, Stanley, and Anderson—Chair. Four meetings were held in 2012.

Executive Committee—Has and may exercise, when the Board is not in session, all the powers of the Board that may be lawfully delegated, subject to such limitations as may be provided in the Bylaws, by resolutions of the Board, or by law. Generally, such action would only be taken to expedite Board authorization for certain corporate business matters when circumstances do not allow the time, or when it is otherwise not practicable, for the entire Board to meet. The Executive Committee consists of directors Blake, Kelly, Taylor, and Morris—Chair. No meetings were held in 2012.

CEO Succession Plan

Succession plans for the Company’s CEO and other officers are an important part of the Company’s long-term success, and the Company has in place a succession-planning process that reflects the Company’s long-term business strategy. The Compensation Committee conducts an annual review of the succession plans for the CEO and other executives of the Company and receives quarterly updates on the plans. The CEO and the Compensation Committee review those succession plans annually with the full Board. The succession plans reflect the Board’s belief that the Company should regularly identify internal candidates for the CEO and other executive positions and that it should develop those candidates for consideration when a transition is planned or necessary. Accordingly, management has identified internal candidates in various phases of development and has implemented development plans to assure the candidates’ readiness. Those development plans identify the candidates’ strengths and weaknesses and the Compensation Committee receives periodic updates and regularly reviews the candidates’ progress. In addition to internal development pools, to assure selection of the best candidate(s), the Company may recruit externally if such approach would better suit the Company’s strategic needs. The Compensation Committee believes that the Company’s succession planning process provides a good structure to assure that the Company will have qualified successors for its executive officers.

In order to have a fully comprehensive CEO succession plan in place, the Board adopted a Contingency CEO Succession Plan to outline the procedures for the temporary appointment of an Interim CEO and an Interim Chairman to avoid a vacancy in leadership that may occur because of an absence event due to death, illness, disability, or sudden departure of the CEO.

Corporate Governance Guidelines

The Board has established Corporate Governance Guidelines which are reviewed annually.

Director Orientation and Continuing Education

The Governance Committee and management are responsible for director orientation programs. Orientation programs are designed to familiarize new directors with the Company’s business strategies and polices. The Governance Committee is responsible for director continuing education. Continuing education programs for directors may include a combination of internally developed materials and presentations, programs presented by third parties, and financial and administrative support for attendance at academic or other independent programs.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our CEO (the principal executive officer) and our Chief Financial Officer (the “CFO”) (the principal financial officer) and the Board.

Information on Company Website

The Company’s Corporate Governance Guidelines, the Code of Business Conduct and Ethics, Categorical Standards for Independence of Directors and the Related Party Transaction Policy are available on the Company’s website at www.avistacorp.com. A written copy of any of these documents will be provided free of charge to any person upon request to the General Counsel’s office at 1411 East Mission Avenue, P.O. Box 3727 (MSC-12), Spokane, Washington 99220.

Communications with Shareholders

During 2012, the Company contacted a number of major shareholders to solicit information regarding issues of concern to the shareholders with respect to corporate governance and executive compensation. Those discussions were conducted by teleconference. The Company will continue to solicit shareholder input on issues of concern to them.

Shareholders and other interested parties may send correspondence to our Board or to any individual director to the Corporate Secretary’s office at 1411 East Mission Avenue, P.O. Box 3727 (MSC-10), Spokane, Washington 99220. Concerns about accounting, internal accounting controls or auditing matters should be directed to the Chair of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed, unless it is determined that the communication:

•	does not relate to the business or affairs of the Company or the functioning or constitution of the Board or any of its Committees;

•	relates to routine or insignificant matters that do not warrant the attention of the Board;

•	is an advertisement or other commercial solicitation or communication;

•	is frivolous or offensive; or

•	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its Committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Company’s Corporate Secretary or General Counsel and only in accordance with the Company’s policies and procedures and applicable laws and regulations relating to the disclosure of information.

Board Risk Oversight

The Board has an active role in overseeing the risks affecting the Company. The Board’s risk oversight process includes receiving reports from members of corporate management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. The Board’s oversight is conducted primarily through the Committees of the Board as set out above in the descriptions of each Committee and as set out in their charters, but the full Board retains responsibility for general oversight of risks. Management is responsible for the day-to-day management of risks, and the appropriate officer within the Company reports on risk to the appropriate Board Committee or to the full Board. For example, quarterly, the Director of Risk Management reports on the Company’s risk analysis and risk management processes to the Audit Committee and, annually, the CFO reports to the entire Board on the Company’s enterprise risk program and processes. When a Committee receives a report from management, the Chair of that Committee advises the full Board at its next meeting. This enables the Board and its Committees to coordinate risk oversight, particularly with respect to the interrelationships among various risks.

PROPOSAL 1—ELECTION OF DIRECTORS

Director Qualifications and Process for Selecting Board Nominees

The Board has delegated to the Governance Committee the responsibility for reviewing and recommending to the Board nominees for director. The Governance Committee annually reviews with the Board the composition of the Board as a whole and recommends, if necessary, steps to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity, all in the context of an assessment of the needs of the Board and the Company at the time. Board members should possess such qualifications, skills, attributes and experience as are necessary to provide a broad range of personal characteristics, including diversity, leadership and management skills, business experience and industry knowledge. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and Committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced.

In evaluating a director candidate, the Committee considers factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that the Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; independence and willingness to consider all strategic proposals; and any other criteria established by the Board, as well as any core competencies or technical expertise necessary to staff Board Committees. The Governance Committee deems it appropriate for at least one member of the Board to qualify as an “Audit Committee Financial Expert” as defined by SEC rules.

The Board does not have a diversity policy, but does include diversity as one of the criteria it considers when evaluating any candidate for the Board. The Board takes into account diversity of experience, skills and background, as well as diversity in race, gender, and culture when considering individual candidates.

The Governance Committee identifies nominees by first evaluating the current members of the Board. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Governance Committee decides not to nominate a member for re-election, the Committee then identifies the desired qualifications, skills, expertise, abilities and experience of a new nominee in light of the criteria set forth above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Governance Committee may also consider candidates recommended by management, employees, or others. The Governance Committee may also, at its discretion, engage executive search firms to identify qualified individuals.

The Governance Committee will consider written recommendations for candidates for the Board that are made by shareholders. Recommendations must include detailed biographical material indicating the qualifications the candidate would bring to the Board, and must include a written statement from the candidate of willingness and availability to serve. The Governance Committee will consider any candidate recommended in good faith by a shareholder. In evaluating director nominees, the Governance Committee considers the following, among other criteria:

•	the appropriate size of the Board;

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the qualifications, knowledge, skills, abilities and executive leadership experience of nominees, as well as working experience at the executive leadership level in his/her field of expertise;

•	familiarity with the energy/utility industry;

•	recognition by other leaders as a person of integrity and outstanding professional competence with a proven record of accomplishments;

•	experience in the regulatory arena;

•	knowledge of the business of, and/or facilities for, the generation, transmission and/or distribution of electric energy;

•	attributes that would enhance the diversity and perspective of the Board; and

•	knowledge of the customers, community, and employee base.

While in the usual case, candidates for director are nominated by the Board (after consideration and recommendation by the Governance Committee, as discussed above), shareholders may directly nominate candidates for election as directors. However, in order to do so, shareholders must follow the procedures set forth in the Company’s Bylaws which are discussed under “2014 Annual Meeting of Shareholders,” starting on page 55. The Chair of the meeting may refuse to acknowledge any nomination not made in compliance with the Bylaws.

Nominees

Ten directors are to be elected to hold office for a one-year term, and/or until a qualified successor is elected. The Company’s Restated Articles of Incorporation provide for up to 11 directors. The Bylaws currently provide that the number of directors will be fixed from time to time by resolution of the Board, not to exceed 11. The Board has fixed the number at 10, upon Mr. Noel’s retirement from the Board, effective May 10, 2013.

Upon recommendation from the Governance Committee, the Board has nominated Erik J. Anderson, Kristianne Blake, Donald C. Burke, Rick R. Holley, John F. Kelly, Rebecca A. Klein, Scott L. Morris, Mark F. Racicot, Heidi B. Stanley and R. John Taylor to be re-elected as directors for a one-year term to expire at the Annual Meeting of Shareholders in 2014. Michael L. Noël will not be seeking re-election and will be retiring from the Board as he has reached the mandatory retirement age of 72 as outlined in the Company’s Bylaws. The nominees have consented to serve as directors, and the Board has no reason to believe that any nominee will be unable to serve. If a nominee should become unavailable, your shares will be voted for a Board-approved substitute. The Board has concluded that all nominees, with the exception of Mr. Morris, are independent and should serve as directors of the Company in light of the Company’s business and structure.

The following has been prepared from information furnished to the Company by the nominees.

ERIK J. ANDERSON

Director since 2000

Chair of Finance Committee, Member of Environmental Committee

Mr. Anderson, age 54, has been, since 2002, President of WestRiver Capital, a private investment company, chair of Tachyon Networks, Inc., an advanced satellite-based internet solutions company, and vice-chair of Montgomery & Co., LLC, an investment bank serving growth companies in technology, media and healthcare. He is also chair of Zula, LLC, a science education company, and a co-chair of GEI, a leisure business based on golf entertainment. From 1998 to 2002, Mr. Anderson was CEO of Matthew G. Norton, Co., a private investment company. Prior to 1998, he was CEO of Trillium Corporation. His experience also includes tenures as both a partner at the private equity firm of Frazier & Company, LP, and as a vice president of Goldman, Sachs & Co. Mr. Anderson is the founder of America’s Foundation for Chess. He holds master’s and bachelor’s degrees in Industrial Engineering from Stanford University and a bachelor’s degree (Cum Laude) in Management Engineering from Claremont McKenna College. Mr. Anderson also serves on the board of Ecova, Inc. (Ecova), a subsidiary of the Company.

Leadership Experience	President and CEO experience with investment, private equity and technology firms.

Financial Experience	Extensive experience with finance matters including mergers and acquisitions, securities and debt offerings, and risk analysis.

KRISTIANNE BLAKE

Director since 2000

Chair of Audit Committee, Member of Governance and Executive Committees

Ms. Blake, age 59, has been president of the accounting firm of Kristianne Gates Blake, P.S., since 1987. She has served for 17 years on various boards of public companies and registered investment companies including service as a board chair, audit committee chair and governance committee member. Ms. Blake is currently serving as board chair for the Russell Investment Company and the Russell Investment Funds. She also serves on the boards of the Principal Funds, Inc., the Principal Variable Contracts Funds, Inc., and Laird Norton Wealth Management. Ms. Blake currently serves as a Regent at the University of Washington. In addition, Ms. Blake serves on the board of Ecova and is the chair of the Ecova Audit Committee.

Leadership Experience	Ms. Blake has outside board experience as a director of public companies and registered investment companies as well as non-profit and university boards and has served on numerous board committees including serving as chair.

Financial Experience	Ms. Blake has an extensive background in public accounting. She was a Certified Public Accountant for 32 years and she worked for 12 years for an international accounting firm.

Community Development	She has extensive involvement in the Spokane community, having served on many non-profit and economic development boards.

DONALD C. BURKE, CPA

Director since 2011

Member of Finance and Audit Committees

Mr. Burke, age 52, currently serves as an independent trustee to approximately 100 registered mutual funds for the Goldman Sachs mutual fund complex. Prior to assuming this role, from 2006 to 2010, Mr. Burke served as a trustee for numerous global funds that were advised by BlackRock, Inc. From 2006 to 2009, he was a managing director of BlackRock and served as the president and CEO of the BlackRock U.S. mutual funds. In this role, Mr. Burke was responsible for all of the accounting, tax and regulatory reporting requirements for over 300 open and closed-end mutual funds. Mr. Burke joined BlackRock in connection with the merger with Merrill Lynch Investment Managers (MLIM), taking a lead role in the integration of the two firms’ operating infrastructures. While at MLIM, Mr. Burke was the Head of Global Operations and Client Services and also served as the Treasurer and Chief Financial Officer of the MLIM mutual funds. He started his career with Deloitte & Touche (formerly Deloitte Haskins & Sells). Mr. Burke is a certified public accountant and received a Bachelor of Science degree in Accounting and Economics from the University of Delaware and a Master of Business Administration in Taxation from Pace University. Mr. Burke also serves on the board of Ecova.

Financial Experience	Mr. Burke brings significant financial experience to the board from his years in public accounting and his role as the treasurer and CFO of numerous mutual funds.

Leadership Experience	Mr. Burke has held a number of leadership roles throughout his career including leading a global operations organization with employees located across four continents.

Board Experience	Mr. Burke has extensive board experience, having served on the audit, compliance, governance & nominating, and contract review committees of various boards. He also serves on the boards of a number of charitable foundations.

RICK R. HOLLEY

Director since 2011

Member of Finance and Environmental Committees

Mr. Holley, age 61, has been the president and CEO of Plum Creek Timber Company, Inc., based in Seattle, Washington, since 1994. He served as the vice president and CFO at Plum Creek Timber Co. Inc. from April 1985 to December 1993. Prior to joining Plum Creek, Mr. Holley worked for Burlington Northern, Inc. and served as an assistant vice president of Corporate Audit from 1983 to 1985. He served on the boards of American Forest & Paper Association, the World Forestry Center and Children’s Hospital Foundation in Seattle. Mr. Holley serves as a member of the Economic Advisory Council at Federal Reserve Bank of San Francisco. He also serves as a director of the National Alliance of Forestland Owners, Sustainable Forestry Initiative, Inc., The Seattle Times and Blethen Corporation. He completed an advanced education program at Northwestern University and received a Bachelor of Science in Accounting and Business Administration from San Jose State University.

Leadership Experience	Mr. Holley has extensive executive experience, with emphasis on strategic planning and implementation, mergers and acquisitions, human resources and organization development, government relations, corporate governance and finance experience.

Financial Experience	Mr. Holley has Business Administration and Accounting degrees and has served as CFO of a publicly-traded company.

JOHN F. KELLY

Director since 1997

Chair of Governance Committee and Member of Compensation and Executive Committees

Mr. Kelly, age 68, is currently the president & CEO of John F. Kelly & Associates, a consulting company he founded in 2004, that is located in Coral Gables, Florida. Mr. Kelly is a retired chair, president and CEO of Alaska Air Group, where he also served as a Board member from 1989 to May 2003. He was chair of Alaska Airlines from 1995 to February 2003, CEO from 1995 to 2002, and president from 1995 to 1999. He served as chair of Horizon Air from February 1991 to November 1994, and from February 1995 until May 2003. Mr. Kelly has a BA in Business from the University of Puget Sound, has over 40 years of business experience and has been a board member and chair of numerous boards and committees (both profit and non-profit organizations). Mr. Kelly is a former board member of the Dream Foundation. He also serves on the board of Ecova.

Leadership Experience	Mr. Kelly has over 35 years of business experience in the airline industry, serving in numerous management capacities, including roles as chair, CEO and president. He also brings experience in marketing, sales, corporate governance, compensation, mergers and acquisitions, consulting, and human resources. He currently is president and CEO of a consulting firm.

Business and Association	He has been very involved in the Seattle, Washington business and cultural communities including chairing the Washington Roundtable and other nonprofit Boards.

Board Leadership	His experience and business skills, as well as his open communication style have aided the Board both as a Board and Committee member and in his role as the Lead Director for over four years.

REBECCA A. KLEIN

Director since 2010

Chair of Environmental Committee and Member of Compensation Committee

Ms. Klein, age 47, is Principal of Klein Energy, LLC, an energy consulting company based in Austin, Texas. Over the last twenty years she has worked in Washington, DC and in Texas in the energy, telecommunications and national security arenas. Ms. Klein’s professional experience also includes service with KPMG Consulting (now Bearing Point) where she headed the development of the company’s Office of Government Affairs and Industry Relations in Washington, DC. She also served as a Senior Fellow with Georgetown University’s McDonough School of Business. Since January 2008, she has served as chair and vice chair of the board of the Lower Colorado River Authority, a public power utility owning generation, transmission, and water services across the central Texas area. In addition, she is chair of Power Across Texas, a non-profit that focuses on advancing information about clean, affordable and reliable energy in the state. Ms. Klein earned a Juris Doctor from St. Mary’s University School of Law in San Antonio, Texas. She also holds a Master of Arts in National Security Studies from Georgetown University and a Bachelor of Arts in Human Biology from Stanford University. She is a member of the State Bar of Texas.

Legal and Regulatory Experience	Ms. Klein has a unique blend of legal and regulatory experience. She has served as a commissioner with the Texas Public Utilities Commission and subsequently as its chair. Her areas of legal expertise include energy and telecommunications.

Leadership Experience	Ms. Klein brings extensive management, human resource, organizational development, and national security experience to the Board.

Government Experience	She has experience in the military and national public policy arenas. She also has lobbying experience at both the state and federal level.

Board Experience	She serves as vice chair of the board of an energy and water services public utility.

SCOTT L. MORRIS

Director since 2007

Chairman of the Board and Chair of Executive Committee

Mr. Morris, age 55, has been Chairman, President and CEO of the Company since January 2008. From May 2006 to December 2007, he served as the Company’s President and COO. Mr. Morris also serves as chair of the Company’s subsidiaries, including Ecova. Mr. Morris has been with the Company since 1981 and his experience includes management positions in construction and customer service and general manager of the Company’s Oregon and California utility business. He was appointed as a vice president in November 2000 and in February 2002 he was appointed as a senior vice president. He is a graduate of Gonzaga University and received his master’s degree from Gonzaga in organizational leadership. He also attended the Stanford Business School Financial Management Program and the Kidder Peabody School of Financial Management. Mr. Morris serves on the boards of the Washington Roundtable, Greater Spokane Incorporated, Gonzaga University, the Western Energy Institute, Edison Electric Institute, American Gas Association, the Federal Reserve Bank of San Francisco and is the Chair of Innovate Washington. He has served on a number of Spokane non-profit and economic development Boards.

Industry and Leadership Experience	Mr. Morris has extensive utility experience having spent his entire career in the industry. He brings to the Board a deep knowledge and understanding of the Company and its subsidiaries, having served in a number of management capacities throughout the Company, including President of Utility Operations, managing the Company’s Oregon and California gas operations, customer service, and construction areas and CEO of the Company’s subsidiary, Ecova. He is the only officer of the Company to sit on the Avista Board and the Ecova board.

Business and Policy Experience	He has experience leading a number of economic development and business association boards. He also serves on the board of the Federal Reserve Bank of San Francisco.

MARC F. RACICOT

Director since 2009

Member of Governance and Environmental Committees

Mr. Racicot, age 64, served as president and CEO of the American Insurance Association from August, 2005 to February, 2009. Prior to that, he was a partner at the law firm of Bracewell & Giuliani, LLP from 2001 to 2005. He is a former governor (1993 to 2001) and attorney general (1989 to 1993) of the state of Montana. Mr. Racicot was nominated by President Bush and unanimously elected to serve as the chair of the Republican National Committee from 2002 to 2003 prior to assuming the position of chair of the Bush/Cheney Re-election Committee from 2003 to 2004. He previously served as a director for Siebel Systems, Allied Capital Corporation and Burlington Northern Santa Fe Corporation and presently serves as a director for Plum Creek Timber Company, Massachusetts Mutual Life Insurance Company, and The Washington Companies. In addition, throughout his career, Mr. Racicot has strongly committed himself to children, education and community issues. He was appointed to the board of The Corporation for National and Community Service by President Clinton and has also served on the boards of Carroll College, Jobs for America’s Graduates and United Way in Helena, Montana. Mr. Racicot is also a past chair of America’s Promise, where his predecessor was Secretary of State Colin Powell.

Government and Policy Experience	Mr. Racicot has served in a number of elected offices in the state of Montana including that of Governor. He has also had a number of political appointments on both the state and federal level where he was involved in policy development.

Legal and Regulatory Experience	He brings extensive legal and regulatory experience from his military and prosecutorial service, as well as from private legal practice and his elected office as Attorney General of Montana. During his tenure as Governor of Montana, as well as during his time in private practice, he was extensively involved in natural resource, environmental, permitting and energy issues affecting Montana and the nation.

Governance	Mr. Racicot has served on a number of public company boards and chaired a number of board committees.

HEIDI B. STANLEY

Director since 2006

Member of Finance and Audit Committees

Ms. Stanley, age 56, is co-owner and chair of Empire Bolt & Screw, Inc., a privately-held international distribution company headquartered in Spokane, Washington. Prior to this, Ms. Stanley had 24 years of experience in the banking industry. She served as chair of Sterling Savings Bank from January 2009 to October 2009 and CEO from January 2008 to October 2009. From January 2008 to December 2008, she served as director, vice chair, president & CEO. From October 2003 to December 2007, she served as director, vice chair and COO. Prior to this, she held a variety of leadership positions with increasingly higher levels of managerial responsibility. Ms. Stanley also served as director of Sterling’s Subsidiary Company—INTERVEST Mortgage Investment Company. In 2006 and 2007, she was named one of the “25 Most Powerful Women in Banking” by U.S. Banker Magazine. Prior to joining Sterling in 1985, Ms. Stanley worked for IBM in San Francisco, California and Tucson, Arizona. Ms. Stanley is founding chair of Greater Spokane Incorporated, former chair of the Association of Washington Business (AWB), and former chair of the Spokane Area YMCA. Ms. Stanley currently serves on the Eastern Washington Advisory Board of the Washington Policy Center, AWB board and co-chairs the governance committee of the Spokane Symphony. She is also actively engaged with the Seattle NACD Chapter. Ms. Stanley graduated from Washington State University with a Bachelor of Arts degree in Business Administration.

Financial and Banking Leadership Experience	The foundation established from her early years at IBM Corporation, combined with her rise to CEO over a lengthy banking career and exposure as co-owner of a privately-held company, have given Ms. Stanley a diverse business perspective. Specifically, her 24 years of experience in banking management included positions as a CEO and COO of a multi-state banking operation. She has experience in operations, risk analysis, policy development, mergers and acquisitions and in the capital markets.

Business Associations	She has served on many industry and business boards and chaired the Association of Washington Business and the American Bankers Association Capital Markets Group.

Community Development	Ms. Stanley has been active in the Spokane area and recently chaired Greater Spokane Incorporated, a regional chamber/economic development organization for Spokane, Washington.

R. JOHN TAYLOR

Director since 1985

Chair of Compensation Committee and Member of Governance and Executive Committees

Mr. Taylor, age 63, has been the chair and CEO of CropUSA Insurance Agency, Inc. since 1999 and chair and CEO of Green Leaf Re Insurance Company since 2013. He has also served as chair and CEO of AIA Services Corporation since 1995. The companies place various forms of agricultural related insurance and reinsurance business throughout the western and mid western United States. Mr. Taylor holds similar positions with affiliated companies and subsidiaries of CropUSA, Green Leaf Re and AIA Services. Previously, Mr. Taylor served as president of AIA Services and was its COO. In addition, he is chair of Pacific Empire Radio Corporation of Lewiston, Idaho, a twelve station Northwest radio group. Mr. Taylor is an attorney and has been a member of the Idaho State Bar since 1976.

Leadership Experience	Mr. Taylor has extensive experience as a CEO, president and COO of many national corporations.

Community Development Experience	Mr. Taylor has been an active member of the Lewiston, Idaho community serving in a number of capacities for community organizations. He is a former member of the Lewiston City Council and has served as a director or board member of several civic, political, and non-profit entities, including the Endowment Fund Investment Board of Idaho. He is currently a member of the Board of the Idaho Heritage Trust, a statewide organization dedicated to the preservation of historical properties and sites. The work is funded from the investment earnings of royalty fees paid upon the purchase of Idaho automobile license plates.

Political Experience	He has been elected to several positions in the Idaho Republican Party including State Treasurer.

Governance and Legal Experience	Mr. Taylor brings to the Board valuable governance experience on other boards as board and audit committee chairs, as well as his legal experience.

The Board recommends a vote “FOR” all nominees for director.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the Company’s systems of internal controls, including, without limitation, those established and maintained pursuant to the Exchange Act, as amended, and the Sarbanes-Oxley Act. The Audit Committee also assists the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, ethical standards and the independent auditor’s qualifications and independence.

The Audit Committee is composed of directors who the Board has determined to be independent, as required by the rules of the NYSE. In 2012, the Audit Committee met ten (10) times.

Prior to the inclusion of the financial statements in the Quarterly Reports on Form 10-Q filed with the SEC, the Audit Committee reviewed the Company’s unaudited quarterly financial statements and management’s discussion and analysis of financial condition and results of operation for the first three quarters of 2012 and discussed them with management and Deloitte & Touche LLP (Deloitte), the Company’s independent registered public accounting firm. The Audit Committee reviewed with the CEO and CFO their certifications as to the accuracy of the financial statements and the establishment and maintenance of internal controls and procedures. It also reviewed with management all earnings press releases relating to 2012 annual and quarterly earnings prior to their issuance.

The Audit Committee reviewed and discussed the Company’s audited financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2012, with management, which has primary responsibility for the financial statements, and with Deloitte, which is responsible as the Company’s independent registered public accounting firm for the audit of those statements. Based on its review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC. The Board approved the recommendation.

The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting and the Auditor’s Report on the effectiveness of internal control over financial reporting.

The Audit Committee reviewed and discussed with Deloitte all communications required by generally accepted auditing standards, including those promulgated by the Public Company Accounting Oversight Board (PCAOB) and by the SEC and, with and without management present, discussed and reviewed the results of the independent auditor’s audit of the financial statements. The Audit Committee also discussed the results of the internal audit examinations, received and reviewed quarterly risk management reports, and received and reviewed annual compliance, technology and business continuity reports.

Deloitte provided the Audit Committee with the written communications required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee discussed with Deloitte its internal quality-control reviews and procedures, the results of its external reviews and inspections, and any relationships that might impact its objectivity and independence. The Audit Committee also discussed with management, the internal auditors, and Deloitte, the quality and adequacy of the Company’s systems of internal controls, and the internal audit functions, responsibilities, and staffing. The Audit Committee reviewed the audit plans, audit scopes, and identification of audit risks of the independent and internal auditors.

The Audit Committee reviewed and approved Deloitte’s services and fees. The Audit Committee also recommended to the Board, after reviewing the performance of Deloitte, its reappointment in 2013 as the Company’s independent registered public accounting firm. The Board concurred in such recommendation. The Audit Committee also reviewed and approved the non-audit services performed by Deloitte and concluded that such services were consistent with the maintenance of independence.

The Audit Committee performed the mandated tasks included in its charter. The Audit Committee also recommended to the Board the designation of Donald C. Burke as Audit Committee Financial Expert solely for the purposes of compliance with the rules and regulations of the SEC implementing Section 407 of the Sarbanes-Oxley Act. The Board approved such recommendation.

Members of the Audit Committee of the Board

Kristianne Blake—Chair	Donald C. Burke	Michael L. Noël	Heidi B. Stanley

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis (the “CD&A”) is to provide material information about the compensation objectives and policies for our named executive officers (the “NEOs”) and to put in perspective the quantitative and narrative disclosures in the CD&A and the following compensation tables. Our NEOs for 2012 were:

•	Scott L. Morris, Chairman, President & CEO

•	Mark T. Thies, Sr. Vice President & CFO

•	Dennis P. Vermillion, Sr. Vice President Environmental Compliance Officer (“ECO”) and President of Avista Utilities

•	Karen S. Feltes, Sr. Vice President Human Resources & Corporate Secretary

•	Marian M. Durkin, Sr. Vice President, General Counsel & Chief Compliance Officer (“CCO”)

The CD&A also describes the following:

•	A summary of our business results and the alignment between executive pay and Company performance;

•	Our decision-making process on compensation design and pay levels, including our compensation governance approach;

•	Our compensation philosophy and objectives; and

•	A detailed description of the elements of the Company’s executive compensation program.

Executive Summary

In 2012, the CEO and the Board established performance goals for the Company and aligned the short-term and long-term incentive plans with those goals. A key element of these plans is the focus on maintaining an attractive financial profile while creating long-term value for shareholders and customers. The annual short-term executive incentive plan focuses mainly on earnings for both the utility and non-utility subsidiaries, as well as customer and operational metrics.

For 2012, earnings at Avista Utilities decreased primarily due to reduced retail loads because of warmer weather during the first and fourth quarters of the year, operational challenges of certain industrial customers and a continued weak economy. In addition, our utility performance was also limited by increased operating expenses (including costs under a voluntary severance incentive program), depreciation and amortization and interest expense, partially offset by the implementation of general rate increases. Weaker than expected results from Ecova, our primary unregulated business, and losses from our other non-utility businesses further dampened our consolidated results for the year. Net income at Ecova decreased primarily due to increased costs and limited increases in revenues. The decrease in our other businesses is due to losses on impairments of investments, strategic consulting and other corporate costs.

The 2012 executive short-term and long-term plans paralleled the financial performance based on the goals set in these plans. Therefore, no payout was received on the earnings per share (“EPS”) portion of the short-term plan, and no performance awards were issued based on the relative total shareholder return (“TSR”) of the Company compared to the Standard & Poor’s (“S&P”) 400 Utilities Index.

2012 Executive Compensation Highlights

•	The compensation earned by our NEOs in 2012 reflects our corporate performance for the fiscal year, as well as the impact of the challenging economy;

•

The Compensation Committee approved salary increases ranging from 0.7% to 7.8% for the NEOs based on market comparisons, its assessment of individual performance and other factors as discussed in more detail below;

•

The Ecova Board approved a one-time grant of performance-based non-qualified stock options (“NQSOs”) for the NEOs who serve as officers of Ecova. This includes all NEOs with the exception of Mr. Vermillion, who in his role as Avista Utility President does not serve as an officer of Ecova. The Compensation Committee agreed to have the Ecova Board take this action as they believed it was in the shareholder’s interest that the NEOs be motivated to drive and maximize the value of Ecova’s business and be rewarded when certain performance metrics are achieved at Ecova by receiving a one-time grant with a performance metric based on Ecova’s EBITDA growth of 15% for 2013, 2014, and 2015. The NEOs did not earn 1/3 of their NQSOs granted in 2012 because Ecova’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) growth was below the threshold performance required to vest the options. The NQSOs are performance-based and 1/3 vest and become exercisable each year over a three-year period only if the performance condition is met.

•

Our 2012 EPS performance was below target expectations. Therefore, the performance level achieved for the annual cash incentive plan was only 40.5% of target. Based on the performance level achieved, the CEO’s cash incentive payment was 36.4% of base salary and the other NEOs received 24.3% of base salary;

•

For our CEO, the return on equity (“ROE”) performance condition on the performance-based restricted stock units (“RSUs”) granted in 2010, 2011 and 2012 exceeded target; therefore 1/3 of his RSUs and the associated dividend equivalents were paid;

•

The NEOs other than the CEO received 1/3 of their RSUs granted in 2010, 2011 and 2012, along with the associated dividend equivalents. The RSUs are time-based, and 1/3 vest each year over a three-year period; and

•

The NEOs did not earn their 2010-2012 performance share award, along with the associated dividend equivalents because the Company’s relative TSR over the three-year performance period was below the threshold performance required to earn a payout.

Business Results Impact Compensation

We establish target compensation at the beginning of each performance period. An executive’s actual pay will be at, above or below the target level based on individual, organizational, and stock performance. A substantial portion of each NEO’s compensation is in the form of equity so that as the stock price rises or falls, so does the NEO’s actual compensation.

We employ a variety of quantitative criteria to assess the performance of our executives. Our objectives include achieving the EPS and ROE targets, exceeding TSR objectives relative to our peers, reducing our costs per customer, and improving customer satisfaction, reliability of service, responsiveness and performance excellence. The charts below illustrate the relationship between equity performance and our CEO’s compensation.

*	Performance shares represent awards made in 2010 that could have become vested if certain TSR performance conditions were met from 2010 through 2012. RSUs represent the portion of awards made in each 2010, 2011 and 2012 that could have become vested if certain ROE performance conditions were met in 2012. Chart excludes the Ecova performance-based stock options due to their one-time nature.

Compensation Governance Practices

The Company places high value on strong compensation governance practices. We believe our executive compensation practices align with our corporate values and provide a foundation for success. These governance practices include:

Practices We Employ	Practices We Avoid

•     Pay is closely linked to performance

•     Undue risk is mitigated (see Risk Mitigation Overview on page 23)

•     Stock ownership guidelines have been implemented consistent with market practices

•     A recoupment (i.e., clawback) policy is in place

•     Change-in-Control (“CIC”) severance requires a double trigger

•     Our Compensation Committee reviews NEO tally sheets annually

•     Our Compensation Committee is composed entirely of independent directors

•     Our Compensation Committee engages an independent compensation consultant

•     Our Compensation Committee regularly has executive sessions without management present

•     We do not provide perquisites

•     We do not permit hedging or short sales of company stock

•     We do not provide dividends or dividend equivalents on unearned performance awards or RSUs

•     We eliminated excise tax gross-ups for all new executives after November 13, 2009

•     We do not provide executive severance outside of a change in control

•     We do not provide additional Supplemental Executive Retirement Plan (“SERP”) service credits as a recruitment tool for hiring executives

2012 Say on Pay Advisory Vote

At the May 2012 Annual Meeting, shareholders expressed substantial support for the compensation of our NEOs, with approximately 91% of the votes cast for the Say on Pay advisory resolution approving our executive compensation. We view this outcome as a signal of general shareholder support for our executive compensation philosophy, policies and practices. In addition to considering the Say on Pay advisory vote, our CFO, Senior Vice President, Human Resources & Corporate Secretary, and General Counsel proactively solicit input from shareholders regarding our governance and executive compensation programs. We believe this outreach to shareholders, together with our shareholders’ ability to contact us at any time to express specific views on executive compensation, fosters open dialogue to assure we maintain the consistency and credibility of the program.

Following the shareholder meeting, we once again discussed our overall approach and took into consideration feedback we have received from meetings with various shareholders. As a result, the Compensation Committee decided to add a chart on realized pay to the CD&A. Other than adding the additional chart on realized pay, and after considering the results of the 2012 Say on Pay advisory vote, the Compensation Committee reaffirmed the elements of our executive compensation program and policies.

Decision Making Process

Role of the Compensation Committee

The Compensation Committee makes all compensation decisions regarding the CEO, the NEOs and other elected officers, including the level of cash compensation and equity awards. The CEO annually reviews the performance ratings of each executive officer determined by his or her direct manager and presents the ratings to the Compensation Committee for it to consider with respect to salary adjustments, annual incentive opportunity, and annual equity award amounts. In 2012, the Compensation Committee also reviewed the Company’s executive pay practices with the full Board.

Role of Management

The independent compensation consultant makes recommendations to the Compensation Committee as to the amount and form of executive compensation for all executive officers including the CEO. The CEO has input on the recommendations to the Compensation Committee with respect to the compensation of all of our executive officers (other than himself).

At the request of the Compensation Committee, both the Senior Vice President of Human Resources and the CEO regularly attend Compensation Committee meetings, excluding the executive sessions where their respective compensation and other matters are discussed.

Role of the Compensation Consultant

The Compensation Committee selects and retains the services of an independent compensation consultant to support its oversight of our executive compensation programs. For several years, and until April 2012, the Committee retained Towers Watson as its primary advisor. In April 2012, the Compensation Committee engaged Meridian Compensation Partners LLC (“Meridian”) as its independent compensation consultant. Meridian provides to the Compensation Committee consulting services solely relating to executive compensation and governance matters. The Compensation Committee has determined under NYSE rules the independence of Meridian and, further, that no conflict of interest exists between Meridian and the Company.

A representative of Meridian attended Compensation Committee meetings in 2012 and advised the Compensation Committee on all principal aspects of executive compensation, including the competitiveness of program design and award values and specific analyses with respect to the Company’s executive officers.

The Compensation Committee determines the work to be performed by the consultant. The consultant works with the Senior Vice President of Human Resources and her staff to gather data required in preparing the consultant’s analyses for Compensation Committee review, but does not otherwise provide any services or advice to management.

While it is necessary for the consultant to interact with management to gather information and obtain recommendations, the Compensation Committee Chair determines if and when the advice and recommendations can be shared with management. Ultimately, the consultant provides recommendations and advice to the Compensation Committee in an executive session without Company management present, which is when important pay decisions are made. This approach ensures the Compensation Committee receives objective advice from the consultant so that it may make independent decisions about executive pay.

Risk Mitigation Overview

The Compensation Committee believes that the Company’s compensation policies and practices should not create risks that are reasonably likely to have a material adverse effect on the Company. In establishing pay practices for the Company, the goal is to design a compensation structure that does not encourage inappropriate risk-taking by employees or executive officers. Therefore, enterprise risk management is integral to the overall compensation philosophy. The following features of the compensation structure reflect this approach:

•	Payout opportunity of short and long-term incentives is capped;

•	Annual cash incentive design provides a balance of key performance metrics that are focused on financial results and system sustainability over time;

•	The total compensation program does not provide for guaranteed bonuses and has multiple financial and non-financial performance measures;

•

The Compensation Committee reviews both short-term and long-term financial scenarios to ensure the plan design does not encourage executives to take excessive risks but also does not discourage appropriate risks;

•	Stock ownership guidelines are in place to strengthen the alignment of the financial interests of executives with those of shareholders;

•	Officers are prohibited from engaging in short-sales or hedging the economic interest in the Company shares they hold; and

•	The Company maintains a formal recoupment policy.

Elements of Compensation

Compensation Philosophy and Objectives

The Compensation Committee approves and implements a compensation program that focuses executives on the achievement of the Company’s specific annual, long-term, and strategic goals that align executives’ interests with those of shareholders by rewarding performance that maintains and improves shareholder value. The compensation programs allow executives to receive cash bonuses or shares of common stock when specific measurable goals of each plan are achieved. In allocating compensation among these components, the Compensation Committee believes that the compensation of our senior executives should be weighted toward variable performance-based compensation, linking a significant portion of their compensation with goals related to specific items of corporate performance that are likely to produce long-term shareholder and customer value.

The charts below outline the portion of compensation that is variable and therefore is “at risk” for our CEO and the average of our other NEOs. Variable compensation includes: annual incentives, RSUs and performance shares. The charts below also outline the portion of compensation for our CEO and the average of our other NEOs that is directly linked to share value. Share value compensation includes RSUs and performance shares.

Variable	75%	Variable	65%
Linked to Share Value	52%	Linked to Share Value	43%

Competitive Analysis and Peer Group

The Compensation Committee believes it is important to provide a compensation structure that is competitive with compensation paid to comparable executives of companies within the energy/utility industry to ensure the Company attracts and retains quality employees in key positions to lead the Company. To achieve this objective, the Compensation Committee works with its consultant to conduct an annual competitive review of its total compensation program for the CEO and other NEOs. Through the review process, the Compensation Committee generally targets overall compensation levels (base, short-term incentive and long-term incentives) within +/-15% of the median of the peer group. Pay components may vary higher or lower than the median depending on an individual’s role, responsibilities, and performance within the Company. The Compensation Committee believes this target positioning is effective to attract and retain our executives.

The Compensation Committee annually compares each element of NEO total compensation, which includes base salary, annual cash incentives, and long-term incentives, against a NEO peer group of publicly-traded companies within the energy/utility industry of similar revenue size and market capitalization. There were 19 companies in the S&P 400 Utilities Index used for the NEO peer group in 2012, consistent with past practice. We believe the following companies represent the Company competitors for NEO talent. The median revenues of the peer group were $2.3B as compared with Avista’s revenues of $1.6B. The companies in the 2012 NEO peer group include:

Alliant Energy Corp	IDACORP Inc	Questar Corp
Aqua America Inc	MDU Resources Group Inc	UGI Corp
Atmos Energy Corp	National Fuel Gas Co	Vectren Corp
Black Hills Corp	NSTAR	Westar Energy Inc
Cleco Corp	NV Energy Inc	WGL Holdings Inc
Great Plains Energy Inc	OGE Energy Corp
Hawaiian Electric Industries Inc	PNM Resources Inc

Consistent with prior years, in 2012, the Compensation Committee also used the Towers Watson Energy Services Executive Compensation database for additional compensation data on comparable diversified energy companies with revenues between $1 billion and $3 billion. The median revenues of the peer group were $1.8B. The advantage of using survey information is that it provides competitive data for all of the Company’s executive officer positions.

The companies comprising the Survey Peer Group were:

Acciona Energy	GenOn Energy	Portland General Electric
AGL Resources Inc	Hawaiian Electric Industries	Proliance Holdings
Areva Inc	IDACORP Inc	Regency Energy Partners LP
Black Hills Corp	LG&E and KU Energy Services (PPL Corp)	Salt River Project
Cleco Corp	Lower Colorado River Authority	Santee Cooper
Covanta Holding Corp.	McDermott International	SemGroup
CPS Energy	New York Power Authority	Southern Union Company
Crosstex Energy LP	NorthWestern Energy	UNS Energy
Energen Corp.	NSTAR	Vectren Corp.
EQT Corp	Oglethorpe Power	Westar Energy Inc.
First Solar, Inc.	PNM Resources, Inc.

The Compensation Committee also reviews compensation data from other regional peers in an effort to obtain as much intelligence on trends within the region, as well as looking at the overall energy industry. The Compensation Committee uses all of these sources of data to help it make informed decisions about market compensation practices.

Performance Management

The Compensation Committee believes in aligning pay with performance. As part of that alignment, all executives receive annual performance reviews by their direct manager, and the Compensation Committee reviews the performance ratings of each NEO. The Compensation Committee also reviews the results of the Company’s 360-degree survey for each NEO. This is a standardized performance survey conducted every other year on multiple leadership performance categories which includes feedback from peers within the Company, direct reports, and the NEO’s direct manager.

At the beginning of each calendar year, the CEO develops specific performance targets and goals for his role based on strategic goals set by the Board. The Compensation Committee reviews and approves the CEO’s goals at its annual February meeting and presents the goals to the full Board for its information and review. The

Compensation Committee reviews quarterly the CEO’s performance relative to his targets. At the end of the year, the Compensation Committee reviews the CEO’s year-end results as part of its overall CEO annual performance review process.

Base Salary

Our NEOs are provided with an annual base salary to compensate them for services rendered during the year. The Compensation Committee reviews the base salary of all executive officers at least annually. The factors that influence the Compensation Committee’s decisions regarding base salary include: competitive pay among executives in the utility and diversified energy industry, NEO responsibilities and job complexity, experience and breadth of knowledge. In setting the annual base salary for the NEOs, the Compensation Committee also considers the market data provided by its consultant and each NEO’s responsibilities, which includes electric and natural gas utility operations, as well as subsidiary operations. In addition, the Compensation Committee recognizes that the Company operates in several states, thereby requiring quality relationships and interaction with multiple regulatory agencies.

2012 Base Salaries

In addition to considering the factors noted above, the Compensation Committee also reviews performance results for the year to determine how the CEO performed against specific targets and operational goals established at the beginning of the year. The CEO’s key performance goals for 2012 generally related to strategic planning, financial performance, safety targets, diversified energy resource management, regulatory and legislative matters, succession planning, governance, and customer value delivery.

For 2012, the Compensation Committee agreed that the CEO had met the established goals. The Compensation Committee also reviewed performance ratings of each of the other NEOs to determine appropriate adjustments in base salary. The Compensation Committee noted that the market data provided by the consultant showed that the base salary for several NEOs and the CEO were below market levels. After the adjustments shown below, base salaries generally are within +/- 15% of the median of the peer group. The table below outlines the changes to base salary in 2012 for our NEOs.

		2011 Salary	% Increase	2012 Salary
Scott L. Morris	Chairman, President & CEO	$670,000	0.7%	$675,000
Mark T. Thies	Senior Vice President & CFO	$345,000	7.8%	$372,000
Dennis P. Vermillion	Senior Vice President, ECO & President Avista Utilities	$305,000	2.3%	$312,000
Karen S. Feltes	Senior Vice President, Human Resources & Corporate Secretary	$255,000	6.3%	$271,000
Marian M. Durkin	Senior Vice President, General Counsel & CCO	$290,000	6.9%	$310,000

2012 Executive Officer Annual Cash Incentive

The 2012 Executive Officer Annual Cash Incentive Plan (the “Plan”) was designed to align the interests of the NEOs and senior management with both shareholder and customer interests to achieve overall positive financial and operational performance for the Company. These goals are reflected in the Plan by having 60% of the total incentive payout tied to EPS targets and the remaining 40% of the total incentive opportunity payout tied to key components of utility operation. Each metric is independent, which allows the Plan to pay a portion of the award to the CEO or other NEOs upon the attainment of one goal even if the other goals are not met.

The performance metrics for the Plan are based on factors that are essential for the long-term success of the Company, and, with the exception of the EPS goals, are identical to performance metrics used in the Company’s annual cash incentive plan for non-executive employees. The Compensation Committee believes that having similar metrics for both the Plan and the non-executive plan encourages employees at all levels of the Company to focus on common objectives.

The following chart shows the Plan performance goals for each performance metric, the weighting of each metric, and the 2012 actual results of each metric.

Metric	Weighting	Threshold	Target	Exceeds	Actual		Details
Earnings Components
Utility EPS*	50%	$1.56	$1.59	$1.66	$1.38 Not Met		Payout can vary 0%-150% based on performance level.
Non-Utility EPS*	10%	$0.16	$0.17	$0.19	$(0.06 Not Met	)	Payout can vary 0%-150% based on performance level.
Utility Operations Components
Cost Per Customer*	20%	$381.74	$371.96	$367.42	$371.71 Met 102.7%		The Operating and Maintenance (O&M) cost is directly related to maintaining reliable, cost-effective service levels. Payouts can vary 0%-150% based on performance level.
Customer Satisfaction Rating	5%	NA	90%	NA	93 Met 100	% %	This rating is derived from a Voice of the Customer survey conducted each quarter by an independent agency. This survey is used to track satisfaction levels of customers that have had recent contact with our call center or service center. This is a hit or miss target and the payout is either 100% or 0% based on achievement of objective.
Reliability Index	5%	NA	1.00	NA	1.13 Met 100%		This measure is derived from the combination of three indices that track average restoration time for sustained outages, average number of sustained outages per customer, and percent of customers experiencing more than three sustained outages during the year. This is a hit or miss target and the payout is either 100% or 0% based on achievement of objective.

Metric	Weighting	Threshold	Target	Exceeds	Actual		Details
Response Time	5%	NA	93%	NA	97 Met 100	% %	This metric measures the percentage of time the Company responds within targeted time goals for dispatched natural gas emergency calls. This is a hit or miss target and the payout is either 100% or 0% based on achievement of objective.
Performance Excellence	5%	NA	100%	NA	100 Met 100	% %	This metric combines two separate measurements into one, project milestones and realized value from implemented or completed process improvement initiatives. This is a hit or miss target and the payout is either 100% or 0% based on achievement of objective.

*	Payout levels are interpolated on a sliding scale for results between the threshold performance level and the maximum level.

The Compensation Committee sets target goals for these performance metrics that are rigorous, but designed to be reasonably achievable with strong management performance. Maximum performance levels were designed to be difficult to achieve given historical performance and the Company’s forecasted results at the time the performance metrics were approved. Over the last nine years, the actual performance results of the Plans have averaged 74% of target and ranged from a low of 15% of target to a high of 114% of target as shown in the chart below.

2012 Executive Officer Annual Cash Incentive Target Award Opportunity

Individual annual cash incentive awards are set as a percentage of base salary. The Compensation Committee annually compares annual cash incentive opportunity levels against the NEO Peer Group. As discussed previously, the Compensation Committee targets overall compensation levels which include base salaries, short-term incentives and long-term incentives within +/- 15% of the median of the peer group. For 2012, the Compensation Committee maintained the target incentive award opportunities of 90% of base salary for the CEO and 60% of base salary for all other NEOs, which aligns with the competitive range of +/- 15% of the median of the market. The actual total amounts paid could increase (up to 145% of target) or decrease (as low as 0% of target) depending on the Company’s actual performance since payouts for several metrics can vary depending on the performance level achieved.

2012 Results for the Executive Officer’s Annual Cash Incentive Plan

After the end of the year, the Compensation Committee assesses the performance of the Company against each Plan objective, comparing the actual year-end results to the pre-determined threshold, target, and exceeds levels for each objective, and an overall percentage amount for meeting the objectives is calculated and audited. The results also are reviewed and verified by the Finance Committee.

Based on this review, at its February 2013 meeting, the Compensation Committee determined that the Company did not satisfy the threshold performance for Utility EPS and Non-Utility EPS. The Company exceeded the target performance level for O&M Cost Per Customer and met the targets for all four non-financial metrics: customer satisfaction, reliability, response time and performance excellence. The actual performance result of the 2012 executive officer’s annual cash incentive plan was 40.5% of target. As a result, and at the same meeting, the Compensation Committee authorized payment of cash incentives equal to 36.4% of base salary (40.5% of 90%) for the CEO, and 24.3% of base salary (40.5% of 60%) for all other NEOs.

Long-Term Equity Compensation

The Compensation Committee believes that equity-based compensation is the most effective means of creating a long-term link between shareholder returns and the compensation provided to NEOs and other key management. This program encourages participants to focus on long-term Company performance and provides an opportunity for executive officers and designated key employees to maintain ownership in the Company through grants of Company stock that can be earned based on service-time and/or performance over a three-year cycle. Through the use of long-term performance awards and RSUs, the Company is able to compensate executives for sustained increases in the Company’s stock performance, as well as long-term growth relative to its peer group for the relevant cycle.

The Company’s current Long-Term Incentive Plan (“LTIP”) authorizes various types of equity awards. As with all the components of executive compensation, the Compensation Committee determines all material aspects of the long-term incentive awards—who receives an award, the form of the award, the amount of the award, the timing of the award, as well as any other aspect of the award it may deem material. For 2012, our program continued to be heavily weighted toward “performance-based” equity awards, 75% of the value being granted in the form of performance shares and 25% being granted in the form of RSUs. Our 2012 long-term incentive form and mix were the same as in 2011.

When making decisions for grant amounts, the Compensation Committee considers competitive market data and those executives who have the greatest ability to influence overall Company performance. In addition and as previously discussed, the Compensation Committee targets overall compensation levels which include base salaries, short-term incentives and long-term incentive within +/- 15% of the median of the peer group.

Performance-Based Equity Awards

The vesting of performance-based equity awards is contingent on the Company’s stock performance. Performance shares are designed to provide a direct link to the long-term interests of shareholders by assuring that shares will be paid only if the Company attains a specified performance level of TSR relative to our peers over a three-year period. The peer group for performance purposes consists of all companies comprising the S&P 400 Utilities Index as of January 1 at the beginning of the performance cycle. Throughout the course of the three-year performance cycle, companies may be added or dropped from the index by S&P due to mergers or other activities. At the end of the cycle, new companies that were added to the index are included in the rankings as if they had been in the ranking from the beginning, provided there is sufficient trading history to include them in the final calculation. When a company is dropped from the index, everything related to the company is excluded as if it were never in the index. The amount of the payment with respect to any award is determined at the end of the three-year performance cycle based on the Company’s percentile rate-of-return ranking compared to that of those companies in the S&P 400 Utilities Index, and is payable at the Compensation Committee’s discretion in cash, shares of Company common stock, or a combination of both. Dividend equivalents on performance awards are accumulated and paid upon vesting if the awards vest and are paid based on performance. If the Company’s relative TSR over the three-year performance period is below the threshold performance required to earn the award, then the accumulated dividends are forfeited as well.

Range of Award Opportunity for Performance Shares

Each year, the Compensation Committee approves a grant of performance shares at target to each NEO that vest over a three-year performance cycle based on achieving pre-determined performance goals. The number of performance shares that may be earned at the end of the cycle can range from 0% to 200% of the target number of performance shares granted, depending upon the level of performance.

During 2012, we granted performance shares to our NEOs that may be earned over based on our TSR relative to the TSR of the S&P 400 Utilities Index for the performance period between 2012 to 2014.

In 2012, the payout schedule for corresponding TSR performance was revised by the Compensation Committee to align with current competitive practices within the peer group based on market data provided by the Compensation Committee’s consultant and to align with competitive practice of those utilities within the S&P 400 Utilities Index. The following graph represents the relationship between the Company’s relative three-year TSR and the award opportunity.

2010-2012 Performance Shares Settlement

For performance shares granted in 2010 for the performance period ending December 31, 2012, the Compensation Committee held a special meeting on January 11, 2013 to review, certify, and settle the issuance of shares to executive officers. The Company’s TSR was 29.9% during the performance cycle, which placed the Company at the 15th percentile among the S&P 400 Utilities Index. Based on these results, the CEO and the other NEOs forfeited the performance award granted in 2010. No accrued dividend equivalents were paid out on performance shares covered by the 2010 grant.

Restricted Stock Units

The Company awards RSUs to improve retention of key talent and link compensation to the value of the Company common stock. For all NEOs and other executive officers other than the CEO, the vesting of RSUs is time-based, and the units vest in three equal annual increments, provided the executive remains employed by the Company on the last day of each year of the three-year period.

Dividend equivalents on time-based RSUs are accumulated and paid upon vesting if the awards vest and are paid. If the award is forfeited, the accumulated dividends are also forfeited.

For the CEO, the RSUs vest in three equal annual increments provided the CEO remains employed by the Company on the last day of each year of the three-year period and the Company has attained the performance targets. In order for any portion of the CEO’s RSUs to vest, the Company’s ROE must exceed a hurdle rate equal to the Company’s weighted average cost of debt.

Using a weighted average cost of debt, the Compensation Committee determined early in 2012 that a 5.76% ROE hurdle rate was appropriate for 2012. Dividend equivalents accrue on the unvested RSUs and, if the performance targets are met, the dividend equivalents are paid in cash at the same time that the underlying RSUs vest and are paid in shares. If the Company does not achieve the minimum ROE performance target, no shares or dividend equivalents are earned. For 2012, the ROE hurdle rate was met; therefore, the CEO received 1/3 of his RSUs and associated cash dividend equivalents.

	Realized Value Paid in 2012
NEO	Performance Shares		Restricted Stock Units			Total Realized Value
	#	Value	#	Value	Dividend Equivalents
Scott L. Morris	0	$000	12,367	$322,037	$28,535	$350,572
Mark T. Thies	0	$000	5,066	$124,472	$14,034	$138,506
Dennis P. Vermillion	0	$000	5,100	$125,307	$14,151	$139,458
Karen S. Feltes	0	$000	6,266	$153,956	$16,122	$170,078
Marian M. Durkin	0	$000	5,066	$124,472	$14,034	$138,506

One-time Grant of Stock Options

The Ecova Board approved a one-time grant of performance-based NQSOs for the NEOs who serve as officers of Ecova. This includes all NEOs with the exception of Mr. Vermillion, who in his role as Avista Utility President does not serve as an officer of Ecova. The Compensation Committee agreed to have the Ecova Board take this action as they believed it was in the shareholder’s interest that the NEOs be motivated to drive and maximize the value of Ecova’s business and be rewarded when certain performance metrics are achieved at Ecova by receiving a one-time grant with a performance metric based on Ecova’s EBITDA growth of 15% for 2013, 2014, and 2015.

The stock options vest over a three-year period based on Ecova’s earnings growth, do not have put rights and terminate 10 years from the date granted. Ecova must achieve, based on EBITDA, a growth rate of 15 percent each year for 1/3 of the options to vest and become exercisable. If the performance condition is not met, the options do not vest. However, if Ecova achieves a cumulative EBITDA growth rate of 30 percent after two years or 45 percent after three years, then all previously unvested options will vest.

One-third of the NEOs options granted in 2012 did not vest because Ecova’s EBITDA growth was below the threshold performance required to vest the options.

Perquisites

The Company does not provide any perquisites or personal benefits to the CEO or any other NEO.

Other Benefits

All regular employees, including the NEOs, are eligible for the Company’s defined benefit plan, the Company’s 401(k) plan, health and dental coverage, Company-paid term life insurance, disability insurance, paid time off, and paid holidays.

The Company’s retirement plan for all employees provides a traditional retirement benefit based on employees’ compensation and years of credited service. Earnings credited for retirement purposes represent the final average annual base salary of the employee for the highest 36 consecutive months during the last 120 months of service with the Company.

Supplemental Executive Retirement Plan

In addition to the Company’s retirement plan for all employees, the Company provides additional pension benefits through the SERP to the Company’s executive officers. Details of the SERP benefits and the amounts accrued by each NEO are found in the Pension Benefits section on page 40.

The Compensation Committee believes the pension plans and the SERP are an important part of the NEOs compensation. These plans are market competitive within the energy/utility industry and serve a critically important role in the retention of senior executives. As the benefits thereunder increase for each year these executives remain employed, the plans thereby encourage our most senior executives to remain employed and continue their work on behalf of shareholders.

The Compensation Committee had previously approved grants of additional years of SERP service credit to two NEOs in an effort to recruit them to join the Company and move to Spokane, Washington. Although this type of pay practice was used in the past as a negotiated recruitment tool, the Compensation Committee recognizes that there have been market changes over the past few years in supplemental pension plan design and changes in compensation governance views on the use of supplemental pensions. Therefore, the Compensation Committee took action several years ago to no longer grant additional SERP service credits as a recruitment incentive.

Based on its review of the market for these types of plans, the Compensation Committee revised the SERP to align it with the median industry practice. Effective February 4, 2011, the Company adopted a new SERP for eligible employees who first become hired or appointed as executive officers of the Company after February 3, 2011. The new SERP is a “restoration plan,” which means that it is designed to offset the effect of certain Code limitations applicable to qualified retirement plans. Those limitations prevent a qualified plan from paying a pension benefit on a participant’s base salary above a certain level. A restoration plan provides a pension on that portion of a participant’s salary that cannot be taken into account by the qualified plan.

Executive Deferred Compensation

The Company also maintains an Executive Deferred Compensation Plan (the “EDC Plan”). Each NEO may voluntarily participate in this EDC Plan on the same terms and conditions as all other eligible employees who reach a set compensation level. This EDC Plan is competitive in the market and provides eligible employees and executives with a tax-efficient savings method. Additional information about this EDC Plan, including 2012 contributions and year-end account balances can be found in the Non-Qualified Deferred Compensation table on page 41.

Company Self-Funded Death Benefit Plan

To provide death benefits to beneficiaries of executive officers who die during their term of office, the Company maintains an executive death benefit plan that will provide an executive officer’s designated beneficiary with a lump sum payment, equal to twice the executive officer’s final annual base salary, payable within thirty days of the executive’s death. Prior to January 1, 2008, the plan continued to provide the death benefit to the beneficiaries of executives who died after retirement. Effective January 1, 2008, the post-retirement death benefit was eliminated for any individual who first became an executive officer after that date. Individuals who were executive officers prior to January 1, 2008 continue to be eligible for the post-retirement death benefit. For officers who are eligible for the post-retirement death benefit, in the event of their death after retirement, their designated beneficiary will receive a lump sum equal to twice the retired executive officer’s total annual pension benefit. Amounts payable to the beneficiary of either group are paid from the general assets of the Company. The present value of this benefit for each NEO can be found in the Potential Payment upon Termination or Change in Control (“CIC”) Tables starting on page 41.

Supplemental Executive Disability Plan

The Supplemental Executive Disability Plan provides benefits to the Company’s executive officers who become disabled during employment. The plan provides a benefit equal to 60% of the executive officer’s annual salary at the date of disability reduced by the aggregate amount, if any, of disability benefits provided for under the Company’s Long-Term Disability Plan for employees, workers’ compensation benefits, and any benefit payable under provisions of the Federal Social Security Act. Benefits will be payable until the earlier of the executive officer’s date of retirement or age 65. The present value of this benefit for each NEO can be found in the Potential Payment upon Termination or CIC Tables on page 41.

Change in Control and Severance Benefits

In 2012, none of the executive officers had severance benefits, except for termination in connection with a change in control. The Compensation Committee believes it is in the interest of shareholders to provide severance to our executive officers in the event of a CIC, thereby reducing the inherent conflict of our executive officers pursuing a transaction that may result in their personal job loss. There are no CIC agreements that provide cash severance benefits in excess of three times base salary and bonus. The CIC agreements all have double triggers that provide for a severance payment only upon the occurrence of both a CIC and qualified termination.

Additional information regarding the CIC agreements, including definitions of key terms and a quantification of benefits that would have been received by the NEOs had termination occurred on December 31, 2012, due to a CIC, is found in the Potential Payment Upon Termination or CIC tables on page 41.

CIC agreements entered into on or after November 13, 2009 do not provide for excise tax gross-ups. CIC agreements entered into before that date contain gross-ups, but, the gross-up provisions have been modified to eliminate the gross-up payment if the golden parachute excise tax imposed by Code Sections 280G and 4999 could be avoided by reducing an executive’s total change of control payments (other than the gross-up) by 10% or less.

Internal Revenue Code Section 162(m)

Code Section 162(m) imposes a $1 million limit on the amount of compensation paid to a CEO and certain other highly compensated executive officers that a public company may deduct each year as an expense for federal income tax purposes. This limitation does not apply to compensation that qualifies as “performance-based” compensation, which is compensation paid when an individual’s performance meets pre-established objective goals based on performance criteria approved by the Company’s shareholders. When consistent with the Company’s compensation philosophy and objectives, the Compensation Committee intends to structure its compensation plans so that all compensation expense may be deductible for tax purposes. However, in light of the need to maintain flexibility in administering our executive compensation program, the Compensation Committee retains discretion to recommend to the Board executive compensation that may not be deductible.

Compensation Governance Matters

Recoupment Policy

The Compensation Committee believes that if the Company is required to prepare an accounting restatement as a result of misconduct or a material error, incentive payouts based on the original results should be revised. Therefore, the Board has adopted a formal recoupment policy applicable to incentive compensation awards. The policy authorizes the Board to recover incentive payouts if those payouts are based on performance results that are subsequently revised or restated to levels that would have produced payouts lower than the original incentive plan payouts. If misconduct or material error results in a restatement of financial results, the Compensation Committee may recommend that the Board either require forfeiture of incentive awards or seek to recover appropriate portions of the executive officer’s compensation for the relevant period, in addition to other disciplinary actions that might be appropriate based on the circumstances. The Board, in its discretion, would determine when the need for a recoupment is triggered, to whom the recoupment would apply and the mechanism for recouping incentive payments.

Stock Ownership Guidelines

The Board has implemented a stock ownership policy for the Company’s executive officers. The policy requires executive officers to own shares based on their position and salary, as well as to achieve set ownership levels based on a multiple of salary. The exact multiple depends on the executive officer’s position and salary. The policy requires executive officers to achieve the required ownership level within five years from the program’s inception in 2010, or from the executive officer’s employment date or from the executive officer’s promotion.

The objectives of having a stock ownership policy are to:

•	Strengthen alignment of the executives’ financial interests with those of shareholders;

•	Enhance executive long-term perspective and focus on shareholder value growth;

•	Reinforce “pay at risk” philosophy and provide an additional basis for sharing in Company success or failure as reflected in shareholder returns; and

•	Align Company practice with corporate governance best practices.

Requirement	Ownership Definition	Retention Requirement

• CEO—5 times salary • SVPs—2.5 times salary • VPs—1 times salary	• Direct holding and family holdings • Shares held in 401(k) • Shares held in Executive Deferred Compensation Account • Unvested time-based RSUs	Officers must retain 50% of the net shares received upon restricted stock release or issuance of performance shares earned until the ownership level is achieved.

Annually in February, the Compensation Committee reviews the ownership levels to assure adherence to the guidelines. In 2012, the Compensation Committee conducted its annual review to assess that each officer was at or moving toward the required ownership level for his or her position. Although several officers had not yet met the required ownership level, after review, the Compensation Committee determined that those officers were making appropriate progress toward the required level.

Anti-Hedging Policy

The anti-hedging policy in the Company’s insider trading policy expressly prohibits all directors, NEOs, and other officers from engaging in a short sale or hedging the economic interest in the Company shares they hold.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the CD&A with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s Annual Report on Form 10-K and in this proxy statement.

Members of the Compensation & Organization Committee of the Board

John Taylor—Chair	Rebecca Klein	Michael Noël	John Kelly

Compensation Committee Interlocks and Insider Participation

There are no “Compensation Committee interlocks” or “insider participation” relationships which SEC regulations or NYSE listing standards would require to be disclosed in this proxy statement.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table—2012(1)

Name and Principal Position	Year	Salary(2)		Stock Awards ($)(3)		Stock Options ($)(7)	Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension and Non-Qualified Deferred Compensation Earnings ($)(5)		All Other Comp. ($)(6)		Total Compensation ($)
S. L. Morris Chairman of the Board, President & Chief Executive Officer	2012 2011 2010	$ $ $	673,847 662,307 630,001	$ $ $	1,420,093 1,356,481 1,033,920	$135,250	$ $ $	245,860 537,363 627,669	$ $ $	969,583 890,122 906,969	$ $ $	50,165 49,273 47,408	$ $ $	3,359,548 3,495,546 3,245,967
M. T. Thies Sr. Vice President & Chief Financial Officer	2012 2011 2010	$ $ $	365,769 341,153 323,077	$ $ $	545,190 331,268 252,630	$33,813	$ $ $	88,970 184,530 215,865	$ $ $	117,078 77,386 52,163	$ $ $	11,250 11,025 11,025	$ $ $	1,128,257 945,362 854,760
D. P. Vermillion Sr. Vice President & Environmental Compliance Officer	2012 2011 2010	$ $ $	310,385 304,039 298,078	$ $ $	560,803 331,268 252,630		$ $ $	75,498 164,455 199,260	$ $ $	383,559 301,136 233,354	$ $ $	13,907 13,413 13,015	$ $ $	1,344,152 1,114,311 996,337
K. S. Feltes Sr. Vice President & Corporate Secretary	2012 2011 2010	$ $ $	267,308 253,654 246,461	$ $ $	545,190 372,722 288,270	$33,813	$ $ $	65,020 137,201 164,722	$ $ $	253,636 186,846 153,540	$ $ $	11,250 11,025 11,025	$ $ $	1,142,404 961,448 864,018
M. M. Durkin Sr. Vice President, General Counsel & Chief Compliance Officer	2012 2011 2010	$ $ $	305,385 288,655 281,463	$ $ $	545,190 331,268 252,630	$33,813	$ $ $	74,282 156,133 187,969	$ $ $	170,519 123,624 97,364	$ $ $	11,250 11,025 11,025	$ $ $	1,106,626 910,705 830,451

(1)	This table summarizes the compensation paid to, granted to, or earned by each of our NEOs for each of the last three fiscal years.
(2)	Amounts earned in the applicable year; includes regular pay, paid time-off and holiday pay. The total amounts shown in this column also include any amounts that an NEO elected to defer in accordance with the Executive Deferred Compensation Plan. (See the “Non-Qualified Deferred Compensation” table on page 41 to find out which NEOs elected to defer compensation during 2012 and how much they deferred.)

(3)	Values shown represent the aggregate grant date fair value in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 “Compensation—Stock Compensation” for RSUs and performance awards granted in each of the years reported. Assumptions used in the calculation of these amounts are included in Note 20 of the Company’s audited financial statements for the year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the SEC. In the case of performance share awards, the amounts reported in the Stock Awards column represent the aggregate grant date fair value of the target number of performance shares that may become vested if the applicable performance criteria are satisfied, and computed in accordance with ASC 718. The aggregate grant date fair value for the target number of performance shares was calculated by using a Monte Carlo simulation, which produces a probable value for the awards. Performance stock awards vest at the end of the vesting term, however the number of shares delivered vary based upon the attained level of performance and may range from 0 to 2.0 times (for awards granted prior to 2011—range is from 0 to 1.5 times) the target number of performance shares awarded. For the 2012 performance share grant, if the maximum level of performance is achieved and using the closing stock price of $24.11 as reported on December 31, 2012 to calculate the value and add the dividend equivalents using an annual amount of $1.16 per share as declared in 2012 multiplied by three years, then the value of the payouts would be: Mr. Morris—$2,345,150; Mr. Thies—$662,160; Mr. Vermillion—$689,750; Ms. Durkin—$662,160; and Ms. Feltes—$662,160.
(4)	Annual short-term cash incentive awards paid in 2013 that were earned by NEOs for 2012 performance in accordance with the Executive Incentive Compensation Plan.
(5)	The change in pension amounts for each NEO is the difference between the December 31, 2012 and December 30, 2011 present values of the accrued benefit at normal retirement age (the earliest age at which retirement benefits may be received by the NEO without any reduction in benefits). The increase in the value of pension benefits is due to one additional year of service, higher final average earnings, the passage of time, and changes in interest and mortality assumptions for calculating present values. The present value as of December 31, 2012 utilizes the RP2000 mortality table projected to 2013 for males and females and a 4.15% discount rate for the Retirement Plan and a 4.05% discount rate for the SERP Plan. There were no above-market earnings for the Company’s Executive Deferred Compensation Plan.
(6)	Includes employer matching contributions under both the Executive Deferred Compensation Plan and the Investment and Employee Stock Ownership Plan (401(k) plan). The Company makes matching contributions on behalf of all its employees who make regular contributions of their wages, salary, cash incentive, and overtime to the 401(k) plan during the plan year. The Company matching contribution to the 401(k) plan is equal to $0.75 for every $1.00 of regular employee contributions up to a maximum 6% of compensation for non union employees hired prior to January 1, 2006. For non union employees hired after that date, the Company matching contribution is equal to $1.00 for every $1.00 of regular employee contributions up to a maximum of 6% of compensation. The Company matching contribution under the Executive Deferred Compensation Plan is equal to $0.75 for every $1.00 contributed up to a maximum of 6% of the executive’s base pay less the maximum contribution allowed under the 401(k) plan assuming the participant has contributed the maximum allowed by law. The All Other Compensation amounts for 2012 are shown in the following table:
(7)	Values shown represent the aggregate grant date fair value in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 “Compensation—Stock Compensation” for stock option awards granted in 2012. The value of the options was calculated using a Black Scholes pricing model. The Ecova Board approved a one-time grant of performance-based non-qualified stock options for the NEOs who serve as officers of Ecova. This includes all NEOs with the exception of Mr. Vermillion, who in his role as Avista Utility President does not serve as an officer of Ecova. The options are performance-based and 1/3 vest and become exercisable each year over a three-year period only if the performance condition is met.

Name	Executive Deferred Compensation Plan Company Match	Investment and Employee Stock Ownership Plan (401(k) plan) Company Match	Paid Time Off (Cash Outs)	Total All Other Compensation
Morris		$11,250	$38,915	$50,165
Thies		$15,000		$15,000
Vermillion	$2,657	$11,250		$13,907
Feltes		$11,250		$11,250
Durkin		$11,250		$11,250

Grants of Plan-Based Awards—2012

	Grant Date(1)							All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
		Threshold	Target	Maximum	Threshold(#)	Target(#)	Maximum(#)
S. L. Morris
Annual Cash Award	02/02/12	$284,310	$607,500	$765,450
Performance Award	02/02/12				17,000	42,500	85,000		$1,107,550
Restricted Stock Units (4)	02/02/12					12,100	12,100		$312,543
Stock Options (7)	02/28/12					100,000	100,000		$446,000
M. T. Thies
Annual Cash Award	02/02/12	$69,638	$223,200	$187,488
Performance Award	02/02/12				4,800	12,000	24,000		$312,720
Restricted Stock Units	02/02/12							9,000	$232,470
Stock Options (7)	02/28/12					25,000	25,000		$111,500
D. P. Vermillion
Annual Cash Award	02/02/12	$58,406	$187,200	$157,248
Performance Award	02/02/12				5,000	12,500	25,000		$325,750
Restricted Stock Units	02/02/12							9,100	$235,053
K. S. Feltes
Annual Cash Award	02/02/12	$50,731	$162,600	$136,584
Performance Award	02/02/12				4,800	12,000	24,000		$312,720
Restricted Stock Units	02/02/12							9,000	$232,470
Stock Options (7)	02/28/12					25,000	25,000		$111,500
M. M. Durkin
Annual Cash Award	02/02/12	$58,032	$186,000	$156,240
Performance Award	02/02/12				4,800	12,000	24,000		$312,720
Restricted Stock Units	02/02/12							9,000	$232,470
Stock Options (7)	02/28/12					25,000	25,000		$111,500

(1)	The grant date is the date the Compensation Committee and/or the Board approves the grant of performance awards, RSUs or non-equity incentive awards.
(2)	Potential annual cash incentive awards granted to NEOs for 2012 performance in accordance with the Plan. The amounts actually paid to NEOs for 2012 performance appear in the Non-Equity Incentive Plan column of the Summary Compensation Table. See the CD&A for further explanation.
(3)	Performance share awards are granted under the LTIP and vest over a three-year period. The number of units earned at the end of the three-year period depends on the level of performance achieved. See the CD&A for further explanation.
(4)	In 2012, Mr. Morris was awarded RSUs that vest over a three-year period—each year 1/3 of the units vest and shares are issued provided Mr. Morris is employed on the last day of the year and the Company achieves the minimum annual ROE performance target established for that year. Dividend equivalents accrue on the unvested units and, if the performance target is met, the dividend equivalents are paid in cash at the same time the underlying units vest and are paid in shares. Therefore, if the Company does not achieve the annual ROE performance target, no units or dividend equivalents are earned. See the CD&A for further explanation.
(5)	In 2012, the NEOs, other than Mr. Morris, were awarded RSUs that vest over a three-year period—each year 1/3 of the units vest and shares are issued on an annual basis provided the NEO is employed on the last day of the vesting period. Dividend equivalents accrue on the unvested units and, if the NEO is employed on the last day of the vesting period, the dividend equivalents are paid in cash at the same time the underlying units vest and are paid in shares. Therefore, if his or her employment ends prior to the last day of the vesting period, no units or dividend equivalents are earned.
(6)	The performance award amounts shown in this column are calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 “Compensation—Stock Compensation” and represent the grant date fair value of the target award that could be earned. Assumptions used in the calculation of these amounts are included in Note 20 of the Company’s audited financial statements for the year ended December 31, 2012 included in the Company’s Form 10-K filed with the SEC on February 26, 2013. The aggregate grant date fair value for the target number of units was calculated by application of a Monte Carlo model, which resulted in a fair value per share lower than the closing price per share on the grant date.
(7)	The Ecova Board approved a one-time grant of performance-based NQSOs for the NEOs who serve as officers of Ecova. This includes all NEOs with the exception of Mr. Vermillion, who in his role as Avista Utility President does not serve as an officer of Ecova. The NQSOs are performance-based and 1/3 vest and become exercisable each year over a three-year period only if the performance condition is met.

Employment Agreements

The Company currently does not have employment agreements with its NEOs, with the exception of Ms. Durkin and Mr. Thies. Please refer to the “Pension” discussion on page 40 for a discussion of the provisions that relate to the grant of additional service credit for pension purposes, and to the “Potential Payments Upon Termination or Change of Control” discussion at page 41, for a discussion of the change in control provisions, including the recent modification to the golden parachute excise tax gross-up provisions.

Outstanding Equity Awards at Year-End—2012

Name	Date of Grant	Option Awards			Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock that Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have not Vested(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(6)
S. L. Morris	02/03/2011						51,400	$619,627
S. L. Morris	02/03/2011						4,166	$100,442
S. L. Morris	02/02/2012						42,500	$409,870
S. L. Morris	02/02/2012						8,066	$194,471
M. T. Thies	02/03/2011						12,500	$150,688
M. T. Thies	02/03/2011				1,033	$24,906
M. T. Thies	02/02/2012						12,000	$115,728
M. T. Thies	02/02/2012				6,000	$144,660
D. P. Vermillion	02/03/2011						12,500	$150,688
D. P. Vermillion	02/03/2011				1,033	$24,906
D. P. Vermillion	02/02/2012						12,500	$120,550
D. P. Vermillion	02/02/2012				6,066	$146,251
K. S. Feltes	02/03/2011						12,500	$150,688
K. S. Feltes	02/03/2011				1,633	$39,372
K. S. Feltes	02/02/2012						12,000	$115,728
K. S. Feltes	02/02/2012				6,000	$144,660
M. M. Durkin	02/03/2011						12,500	$150,688
M. M. Durkin	02/03/2011				1,033	$24,906
M. M. Durkin	02/02/2012						12,000	$115,728
M. M. Durkin	02/02/2012				6,000	$144,660

(1)	The Ecova Board approved a one-time grant of performance-based non-qualified stock options NQSOs for the NEOs who serve as officers of Ecova. This includes all NEOs with the exception of Mr. Vermillion, who in his role as Avista Utility President does not serve as an officer of Ecova. The NQSOs are performance-based and 1/3 vest and will become exercisable each year over a three-year period only if the performance condition is met. One-third of the NEOs options granted in 2012 did not vest and become exercisable because Ecova’s EBITDA growth was below the threshold performance required to vest the options.
(2)	Option exercise price is based on the average of the high and low stock price on the date of grant.
(3)	Options have a term of ten years from the grant date.
(4)	Number of time-based RSUs that remain unvested as of December 31, 2012. (RSUs vest over a three-year period—1/3 of the units vest and are issued on an annual basis.)
(5)	Market value of RSUs is based on the closing stock price ($24.11) as reported on December 31, 2012.

(6)	Performance share awards reflect the number of performance shares granted at the threshold performance level. The market value is based on the closing stock price ($24.11) as reported on December 31, 2012. The value for the 2011 performance share award is shown at the threshold level (50%) based on results (less than threshold) for the first two years of the 2011-2013 performance period. The value for the 2012 performance share awards are shown at the threshold level (40%) based on results (less than threshold) for the first year of the 2012-2014 performance period. The NEOs did not earn a performance share payout for the 2010-2012 performance period, and as a result, those performance shares are shown as zero on the Option Exercises and Stock Vested table below.

Option Exercises and Stock Vested—2012

	Option Awards		Stock Awards (1) (2)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Name
S. L. Morris			0	(1)	$0
S. L. Morris			4,166	(3)	$113,315
S. L. Morris			4,167	(3)	$118,175
S. L. Morris			4,034	(3)	$119,081
S. L. Morris	26,250	$405,158
M. T. Thies			0	(1)	$0
M. T. Thies			1,033	(2)	$26,579
M. T. Thies			1,033	(2)	$27,777
M. T. Thies			3,000	(2)	$84,150
D. P. Vermillion			0	(1)	$0
D. P. Vermillion			1,033	(2)	$26,579
D. P. Vermillion			1,033	(2)	$27,777
D. P. Vermillion			3,034	(2)	$85,101
K. S. Feltes			0	(1)	$0
K. S. Feltes			1,633	(2)	$42,017
K. S. Feltes			1,633	(2)	$43,911
K. S. Feltes			3,000	(2)	$84,150
M. M. Durkin			0	(1)	$0
M. M. Durkin			1,033	(2)	$26,579
M. M. Durkin			1,033	(2)	$27,777
M. M. Durkin			3,000	(2)	$84,150

(1)

Performance shares—Performance at the 15th percentile for total shareholder return against companies included in the peer group resulted in a distribution of 0% of the initial units granted in 2010 for the 2010-2012 performance period. The NEOs received no shares and no cash dividend equivalents since total shareholder return fell below threshold level.

(2)	The NEOs were granted RSUs in 2010, 2011 and 2012, of which 1/3 vests each year based on their employment on December 31. Therefore, one-third of each grant vested. The NEOs received the last 1/3 of their units granted in 2010 and 1/3 of their units granted in 2011 and 2012. Value is based on the closing stock price ($24.57) as reported on January 2, 2013, the day on which the shares were delivered to the recipient. Dividend equivalents were paid in cash at the same time the underlying units vested and were paid in shares.
(3)	Mr. Morris was granted RSUs in 2010, 2011 and 2012, of which 1/3 vests each year based on Mr. Morris’ employment on December 31 and the Company achieving a minimum ROE performance target. The performance target for the 2010, 2011 and the 2012 grant was 5.76%, respectively. The performance target was achieved (6.40%) for all three grants. Therefore, one-third of each grant was released. Value is based on the closing stock price ($26.04) as reported on February 7, 2013, the day the Compensation Committee certified that the performance target was met. Dividend equivalents were paid in cash at the same time the underlying units vested and were paid in shares.

Pension Benefits—2012

The table below reflects benefits accrued under the Retirement Plan for Employees and the SERP for the NEOs. The Company’s Retirement Plan for Employees provides a retirement benefit based upon employees’ compensation and years of credited service. The retirement benefit under the Retirement Plan is based on a participant’s final average annual base salary for the highest 36 consecutive months during the last 120 months of service with the Company. Base salary for the NEOs is the amount under “Salary” in the Summary Compensation Table.

The SERP provides additional pension benefits to executive officers of the Company, who have attained the age of 55 and a minimum of 15 years of credited service with the Company. The plan is intended to provide benefits to executive officers whose pension benefits under the Company’s Retirement Plan are reduced due to the application of limitations on qualified plans under the Code and the deferral of salary pursuant to the Executive Deferred Compensation Plan. When combined with the Retirement Plan, the plan will provide benefits to executive officers, who retire at age 62 or older, of 2.5% of the final average annual base salary during the highest 60 consecutive months during the last 120 months of service for each credited year of service up to 30 years. When combined with the Retirement Plan, the plan will provide higher benefits to the CEO, if he retires on or after age 65, of 3% of final average base salary during the highest 60 consecutive months during the last 120 months of service for each credited year of service up to 30 years. Benefits will be reduced for executives who retire before age 62. Reductions are either 4% or 5% for each year of retirement before age 62 as prescribed in the Retirement Plan.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Year ($)
S. L. Morris	Retirement Plan	31.17	$1,578,993	$0
	SERP—pre 2005(2)	23.17	$146,461	$0
	SERP 2005+(3)	30.00	$3,756,794	$0
M. T. Thies (4)	Retirement Plan	4.25	$103,576	$0
	SERP—pre 2005(2)	NA	NA	$0
	SERP 2005+(3)	4.25	$186,214	$0
D. P. Vermillion	Retirement Plan	24.83	$1,040,084	$0
	SERP—pre 2005(2)	16.83	$184,477	$0
	SERP 2005+(3)	24.83	$627,286	$0
K. S. Feltes	Retirement Plan	14.67	$677,224	$0
	SERP—pre 2005(2)	6.67	NA	$0
	SERP 2005+(3)	14.67	$445,933	$0
M. M. Durkin (5)	Retirement Plan	7.42	$283,714	$0
	SERP—pre 2005(2)	NA	NA	$0
	SERP 2005+(3)	7.42	$323,689	$0

(1)	SERP participants are limited to a maximum of 30 years of credited service under the SERP no matter how many years of service they actually have with the Company. Mr. Morris’ credit service under the SERP 2005+ Plan has reached the maximum of 30 years. This column represents number of years of benefit service.
(2)(3)	Effective January 1, 2005 the SERP was modified to comply with requirements of Code Section 409A. This plan is noted as SERP 2005+. The plan prior to this date, SERP pre-2005, was grandfathered and is not subject to these requirements. SERP pre-2005 benefits were frozen as of December 31, 2004.
(4)	After ten years, Mr. Thies will receive a “two for one” credit for vesting service for each completed year of full-time service from year ten through year 12 (employment service). His ten-year employment anniversary triggers commencement of the additional vesting service credit. There is no “two for one” credit prior to completion of his tenth year of employment or after completion of his twelfth year of employment.
(5)	After five years, Ms. Durkin began to receive a “two for one” credit for vesting service for each completed year of full-time service from year six through year ten (employment service). Her five-year employment anniversary triggered commencement of the additional vesting service credit. There is no “two for one” credit after completion of her tenth year of employment.

Non-Qualified Deferred Compensation Plan—2012

The following table shows the non-qualified deferred compensation activity for the NEOs accrued through December 31, 2012:

Name	Executive Contributions in Last Year ($)(1)	Company Contributions in Last Year (Company Match) ($)(2)	Aggregate Earnings in Last Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Year-End ($)
S. L. Morris	$0	$0	$47,349	$0	$340,888
D. P. Vermillion	$2,000	$2,657	$159,362	$0	$1,392,843

(1)	Eligible employees may elect to defer up to 75% of their base annual salary, up to 100% of their annual bonus. This column represents deferrals of this compensation during the last year. See the Summary Compensation Table on page for further explanation.
(2)	The Company matching contribution under the Executive Deferred Compensation Plan is equal to $0.75 for every $1.00 contributed up to a maximum of 6% of the executive’s base pay less the maximum contribution allowed under the 401(k) plan assuming the participant has contributed up to the limit set forth in Code Section 402(g) for the plan year. See “All Other Compensation Column” of the Summary Compensation Table for further explanation.
(3)	Earnings reflect the market returns of the NEOs’ respective investment allocations. The earnings accrued for deferred compensation are determined by actual earnings of Avista common stock and selected mutual funds. None of the earnings are included as compensation on the Summary Compensation Table since none are above market earnings. The Compensation Committee selects the mutual funds that are available for investment under the plan, and the participants may allocate their accounts among these investments, including Avista common stock. The investments currently available include the following:

Fund	Ticker Symbol	One Year Return as of 12/31/12
American Funds EuroPacific Growth	RERFX	19.57%
Aston Montag & Coldwell Growth I	MCGIX	13.00%
Avista Common Stock	AVA	-3.73%
American Beacon Large Cap Val	AADEX	19.07%
PIMCO Total Return	PTTRX	10.36%
RS Investments Partners	RSPFX	19.39%
Black Rock Small Cap Growth	PCGIX	11.06%
T. Rowe Price Mid Cap Growth	RPMGX	13.91%
T. Rowe Price Personal Strategy Balanced	TRPBX	15.33%
Vanguard Short Term Treasury	VFISX	0.69%
Vanguard Total Bond Market Index	VBTSX	4.15%
Wells Fargo Advantage Index	WFIOX	15.75%
Wells Fargo Cash Investment Money Market	WFIXX	0.06%

Potential Payment Upon Termination or Change in Control

The Company has CIC agreements with all of the NEOs. The cash components are paid in a lump sum and are based on a multiple of base salary. There are no CIC agreements that exceed three times base salary and bonus. The CIC agreements all have double triggers that provide for a severance payment only upon the occurrence of both a CIC and an adverse impact on the NEOs’ employment.

Specifically, the NEOs receive payments only if, in connection with a CIC, the executive officer’s employment is terminated involuntarily by the Company or voluntarily by the officer for good reason. Good reason includes assignment of any duties inconsistent with the executive officer’s position, authority, duties or responsibilities or any other action which results in a material diminution in such position, authority, duties or responsibilities or material diminution in the executive’s base annual salary, or requiring the executive officer to be based at any location over 50 miles from the location the executive officer was assigned to preceding the CIC.

The agreements also provide compensation and benefits to the NEOs during employment following a CIC of the Company. Pursuant to the terms of the agreements, during the two or three years following a CIC of the Company, an NEO will receive an annual base salary equal to at least 12 times the highest monthly base salary paid to such executive officer in the 12 months preceding the CIC. In addition, each NEO will receive an annual bonus at least equal to such executive officer’s highest bonus paid by the Company under the Company’s Executive Officer Annual Cash Incentive Plan for the three years preceding the CIC (the Recent Annual Bonus). If employment is terminated by the Company without cause or by such executive officer for good reason during the first three years after a CIC, the executive officer will receive a payment equal to the sum of: (i) the earned but unpaid base salary due to such executive officer as of the date of termination; (ii) a proportionate annual bonus due to such executive officer for the portion of the year worked prior to the termination, based on the higher of the Recent Annual Bonus and the NEO’s annual bonus for the last year (the Highest Annual Bonus); and (iii) a lump sum payment equal to two or three times the sum of the NEO’s annual base salary (depending on executive’s level) and the Highest Annual Bonus. The NEO will also receive all unpaid vacation pay, may continue to receive employee welfare benefits for up to a three-year period from the date of termination, and may receive outplacement assistance.

Prior to November 2009, our CIC agreements provided that if any payments to the NEO would be subject to the excise tax on excess parachute payments imposed by Code Section 4999, the agreements also provide that such executive officer may be entitled to a gross-up payment from the Company to cover the excise tax and any additional taxes on the gross-up payment. In November 2009, the Board eliminated the excise tax gross-up benefit for all new CIC agreements entered into on or after November 13, 2009. Agreements already in place on that date have since been modified to provide that if payments (other than the gross-up payment) to the NEO do not exceed 110% of the maximum amount the NEO could receive without triggering the excise tax, the payments to such executive officer will be reduced to that maximum amount and such executive officer will not receive a gross-up payment.

The excise tax amount in the tables below is based on the Company’s best estimate of the individual’s liabilities under Code Sections 280G and 4999, assuming the NEO was terminated in connection with a CIC on December 31, 2012, and that the payments could not be reduced in accordance with the change described above.

In November 2010, the Board decided to change the “highest annual bonus” to target bonus for all new CIC agreements entered into on or after November 11, 2010.

If employment terminates for any reason other than for retirement, death or disability during a performance cycle, all performance-based awards are forfeited. If employment terminates due to retirement, death or disability, the payment amount is still determined at the end of the three-year performance cycle and is prorated based on the number of months of active service during the cycle.

Payments required by these agreements, as well as payments provided by the other Company compensation arrangements described above, are summarized in the tables below.

	Potential Payment Upon Termination or Change of Control(1)
	Termination Without Cause or With Good Reason after a Change of Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
Scott L. Morris
Chairman, President & CEO
Compensation Components
Severance (2)	$4,535,676	$0	$0	$0	$0	$0
Value of Accelerated Equity (3)	$3,023,790	$0	$2,825,073	$2,825,073	$2,825,073	$0
Retiree Medical (4)	$0	$0	$0	$0	$0	$0
Health Benefits (5)	$35,208	$0	$0	$0	$0	$0
Death Benefit (6)	$0	$0	$0	$1,350,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$2,468,144	$0
280-G Tax Gross-Up	$2,659,177	$0	$0	$0	$0	$0

Total	$10,253,851	$0	$2,825,073	$4,175,073	$5,293,217	$0

(1)	All scenarios assume termination occurred on December 31, 2012 and a stock price of $24.11, the closing price of Company stock on that date.
(2)	Amount equals three times the highest base pay and annual bonus amounts for the prior three years plus an amount equal to the 2011 bonus calculated on the basis of the highest annual bonus paid during the last three years prorated for the current fiscal year ((675,000+627,669)×3)+627,669.
(3)	Assumes full acceleration of RSUs and prorated acceleration of performance shares (granted in 2010 and 2011) upon termination in connection with a CIC, and also assumes prorated acceleration of performance shares and RSUs in the event of death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination with cause. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.
(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a CIC, Mr. Morris would be credited with two years of continued health coverage based upon coverage elected and cost of health coverage as of December 31, 2012.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary and is paid in a lump sum.

(7)	The supplemental disability benefit is 60% of base annual pay and is comprised of benefits available from the Avista Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 4.05% and the RP2000 mortality table projected to 2013 for males and females.

	Potential Payment Upon Termination or Change of Control(1)
	Termination Without Cause or With Good Reason after a Change of Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
Mark T. Thies
Senior Vice President & CFO
Compensation Components
Severance (2)	$1,979,460	$0	$0	$0	$0	$0
Value of Accelerated Equity (3)	$903,300	$0	$795,477	$795,477	$795,477	$0
Retiree Medical (4)	$0	$0	$0	$0	$0	$0
Health Benefits (5)	$35,208	$0	$0	$0	$0	$0
Death Benefit (6)	$0	$0	$0	$744,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$1,964,823	$0
280-G Tax Gross-Up	$1,058,901	$0	$0	$0	$0	$0

Total	$3,976,869	$0	$795,477	$1,539,477	$2,760,300	$0

(1)	All scenarios assume termination occurred on December 31, 2012 and a stock price of $24.11, the closing price of Company stock on that date.
(2)	Amount equals three times the highest base pay and annual bonus amounts for the prior three years plus an amount equal to the 2011 bonus calculated on the basis of the highest annual bonus paid during the last three years prorated for the current fiscal year ((372,000+215,865)×3)+215,865.
(3)	Assumes full acceleration of RSUs and prorated acceleration of performance shares (granted in 2011 and 2012) upon termination in connection with a CIC, and also assumes prorated acceleration of performance shares and RSUs after death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination with cause. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.
(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a CIC, Mr. Thies would be credited with two years of continued health coverage based upon coverage elected and cost of health coverage as of December 31, 2012.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary and is paid in a lump sum.

(7)	The supplemental disability benefit is 60% of base annual pay and is comprised of benefits available from the Avista Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 4.05% and the RP2000 mortality table projected to 2013 for males and females.

	Potential Payment Upon Termination or Change of Control(1)
	Termination Without Cause or With Good Reason after a Change of Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
Dennis P. Vermillion
Sr. Vice President & Environmental Compliance Officer
Compensation Components
Severance (2)	$1,221,780	$0	$0	$0	$0	$0
Value of Accelerated Equity (3)	$909,845	$0	$800,948	$800,948	$800,948	$0
Retiree Medical (4)	$0	$0	$0	$0	$0	$0
Health Benefits (5)	$35,208	$0	$0	$0	$0	$0
Death Benefit (6)	$0	$0	$0	$624,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$699,332	$0
280-G Tax Gross-Up	$747,743	$0	$0	$0	$0	$0

Total	$2,914,576	$0	$800,948	$1,424,948	$1,500,280	$0

(1)	All scenarios assume termination occurred on December 31, 2012 and a stock price of $24.11, the closing price of Company stock on that date.
(2)	Amount equals two times the highest base pay and annual bonus amounts for the prior three years plus an amount equal to the 2011 bonus calculated on the basis of the highest annual bonus paid during the last three years prorated for the current fiscal year ((312,000+199,260)×2)+199,260.
(3)	Assumes full acceleration of RSUs and prorated acceleration of performance shares (granted in 2011 and 2012) upon termination in connection with a CIC, and also assumes prorated acceleration of performance shares and RSUs after death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination with cause. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.
(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a CIC, Mr. Vermillion would be credited with two years of continued health coverage based upon coverage elected and cost of health coverage as of December 31, 2012.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary and is paid in a lump sum.

(7)	The supplemental disability benefit is 60% of base annual pay and is comprised of benefits available from the Avista Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 4.05% and the RP2000 mortality table projected to 2013 for males and females.

	Potential Payment Upon Termination or Change of Control(1)
	Termination Without Cause or With Good Reason after a Change of Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
Karen S. Feltes
Senior Vice President & Corporate Secretary
Compensation Components
Severance (2)	$1,471,888	$0	$0	$0	$0	$0
Value of Accelerated Equity (3)	$948,090	$0	$833,773	$833,773	$833,773	$0
Retiree Medical (4)	$0	$0	$0	$0	$0	$0
Health Benefits (5)	$25,872	$0	$0	$0	$0	$0
Death Benefit (6)	$0	$0	$0	$542,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$222,911	$0
280-G Tax Gross-Up	$0	$0	$0	$0	$0	$0
CIC Payment Reduction (8)	($174,963)	$0	$0	$0	$0	$0

Total	$2,270,887	$0	$833,773	$1,375,773	$1,056,684	$0

(1)	All scenarios assume termination occurred on December 31, 2012 and a stock price of $24.11, the closing price of Company stock on that date.
(2)	Amount equals three times the highest base pay and annual bonus amounts for the prior three years plus an amount equal to the 2011 bonus calculated on the basis of the highest annual bonus paid during the last three years prorated for the current fiscal year ((271,000+164,722)×3)+164,722 .
(3)	Assumes full acceleration of RSUs and prorated acceleration of performance shares (granted in 2011 and 2012) upon termination in connection with a CIC, and also assumes prorated acceleration of performance shares and RSUs after death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination with cause. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.
(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a CIC, Ms. Feltes would be credited with two years of continued health coverage based upon coverage elected and cost of health coverage as of December 31, 2012.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary and is paid in a lump sum.
(7)	The supplemental disability benefit is 60% of base annual pay and is comprised of benefits available from the Avista Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 4.05% and the RP2000 mortality table projected to 2013 for males and females.

(8)	The CIC payment reduction occurs because Ms. Feltes’ benefits are between 100% and 110% of the safe harbor limit.

	Potential Payment Upon Termination or Change of Control(1)
	Termination Without Cause or With Good Reason after a Change of Control	Voluntary Termination	Retirement	Death	Disability	Involuntary Termination With or Without Cause
Marian M. Durkin
Senior Vice President, General Counsel & Chief Compliance Officer
Compensation Components
Severance (2)	$1,681,876	$0	$0	$0	$0	$0
Value of Accelerated Equity (3)	$903,300	$0	$795,477	$795,477	$795,477	$0
Retiree Medical (4)	$0	$0	$0	$0	$0	$0
Health Benefits (5)	$25,872	$0	$0	$0	$0	$0
Death Benefit (6)	$0	$0	$0	$620,000	$0	$0
Supplemental Disability Benefit (7)	$0	$0	$0	$0	$325,493	$0
280-G Tax Gross-Up	$862,642	$0	$0	$0	$0	$0

Total	$3,473,690	$0	$795,477	$1,415,477	$1,120,970	$0

(1)	All scenarios assume termination occurred on December 31, 2012 and a stock price of $24.11, the closing price of Company stock on that date.
(2)	Amount equals three times the highest base pay and annual bonus amounts for the prior three years plus an amount equal to the 2011 bonus calculated on the basis of the highest annual bonus paid during the last three years prorated for the current fiscal year ((310,000+187,969)×3)+187,969.
(3)	Assumes full acceleration of RSUs and prorated acceleration of performance shares (granted in 2011 and 2012) upon termination in connection with a CIC, and also assumes prorated acceleration of performance shares and RSUs after death, disability, and retirement, and assumes all shares are forfeited in the event of voluntary or involuntary termination with cause. Under death, disability, and retirement, achievement of performance goals were assumed to be 100%, although in actuality the participant must wait until the end of the performance period to receive his/her prorated amount using the actual performance for the entire measurement period.
(4)	Retiree medical benefits are generally available to all employees who meet age and service eligibility requirements.
(5)	For a CIC, Ms. Durkin would be credited with two years of continued health coverage based upon coverage elected and cost of health coverage as of December 31, 2012.
(6)	The “death benefit” is explained in the CD&A under Company Self-Funded Death Benefit Plan. Amount shown is twice the annual base salary and is paid in a lump sum.
(7)	The supplemental disability benefit is 60% of base annual pay and is comprised of benefits available from the Avista Corp. Supplemental Executive Disability Plan, Long-term Disability Plan, Workers Compensation (if applicable), and Social Security. Amount shown is the present value of the annual disability benefit payable to age 65. Present value was determined by using an interest rate of 4.05% and the RP2000 mortality table projected to 2013 for males and females.

DIRECTOR COMPENSATION—2012

Directors who were not employees of the Company received an annual retainer of $116,000, of which a minimum of $48,000 is paid in Company common stock each year. Directors have the option of taking the remaining $68,000 in cash, stock or a combination of both cash and stock. The cash portion of the retainer is paid quarterly. Directors were also paid $1,500 for each meeting of the Board or any Committee meeting of the Board. Directors who served as Board Committee Chairs received an additional $5,000 annual retainer, with the exception of the Audit Committee Chair, who received an additional $10,000 annual retainer. The Lead Director received an additional annual retainer of $15,000.

In addition, any non-employee director who served as director of a subsidiary of the Company received from the Company a $5,000 annual retainer and a meeting fee of $1,500 for each subsidiary Board meeting and Committee meeting the director attended. Directors Anderson, Blake, Burke and Kelly hold Board positions with a subsidiary of the Company.

Each year, the Governance Committee reviews all components of directors’ compensation. During 2012, the Governance Committee engaged Meridian to assist in this review. The information provided by Meridian is used to compare the Company’s current director compensation with peer companies in the utility industry and general industry companies of similar size. The companies comprising the Director Peer Group are those companies in the S&P 400 Utilities Index, as well as NorthWestern Energy, Northwest Natural Gas Company, and Portland General Electric Company.

At its September 7, 2012 meeting, the Board reviewed survey results from Meridian regarding current pay practices for director compensation. The Board determined that there would be no increase in the directors’ annual retainer, but did approve an increase in the Compensation Committee Chair’s annual retainer from $5,000 to $9,000. For directors who serve as a director of a subsidiary of the Company, the Board approved an increase in the director’s annual retainers from $5,000 to $15,000 and established an additional annual retainer of $10,000 for the Chair of the Audit Committee.

Each director is entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board or its Committees and related activities, including director education courses and materials. These expenses include travel to and from the meetings, as well as any expenses they incur while attending the meetings.

The Company has a minimum stock ownership expectation for all Board members. Directors are expected to achieve a minimum investment of $236,000 or 11,000 shares, whichever is less, in Company common stock within four years of their becoming Board members and are expected to retain at least that level of investment during their tenure as Board members. Shares that have previously been deferred under the former Non-Employee Director Stock Plan count for purposes of determining whether a director has achieved the ownership expectation.

The ownership expectation illustrates the Board’s philosophy of the importance of stock ownership for directors to further strengthen the commonality of interest between the Board and shareholders. The Governance Committee annually reviews director holdings to determine whether they meet ownership expectations. All directors currently comply based on their years of service completed on the Board.

There were no annual stock option grants or non-stock incentive plan compensation payments to directors for services in 2012 and none are currently contemplated under the current compensation structure. The Company also does not provide a retirement plan or deferred compensation plan to its directors. Listed below is compensation paid to each director during 2012.

	Annual Retainer		All Other Compensation ($)(3)(4)	Total Compensation ($)
Director Name	Fees Earned or Paid in Cash ($)(1)(2)	Director Compensation Paid in Stock ($)(1)(2)
Erik J. Anderson	$114,349	$47,984		$162,333
Kristianne Blake	$116,669	$65,997	$30,586	$213,252
Donald C. Burke	$83,337	$75,996		$159,333
Rick R. Holley	$89,016	$47,984		$137,000
John F. Kelly	$138,349	$47,984		$186,333
Rebecca A. Klein	$75,004	$75,996		$151,000
Michael L. Noël	$69,006	$85,994		$155,000
Marc F. Racicot	$92,016	$47,984		$140,000
Heidi B. Stanley	$101,016	$47,984		$149,000
R. John Taylor	$75,843	$74,991	$75,281	$226,115

Totals	$954,605	$618,894	$105,867	$1,679,366

(1)(2)	Directors have the option of taking $68,000 of their annual retainer in Company common stock, in cash, or in a combination of stock and cash. Amounts in these columns include cash retainers, Chair retainers, Board and Committee meeting fees, and fees for directors sitting on a subsidiary Board and attending subsidiary Board and Committee meetings. Anderson, Blake, Burke and Kelly are the only directors who currently sit on a subsidiary Board.
(3)	Amounts for Ms. Blake and Mr. Taylor include dividends paid on those shares that were deferred prior to December 31, 2004, under the former Non-Employee Director Stock Plan. (Blake and Taylor are the only directors who deferred receipt of stock until a later date.) The Company does not provide perquisites or other personal benefits to its Board members.
(4)	Both Mr. Taylor and Ms. Blake exercised stock options in 2012 and the “all other compensation” column includes the net proceeds from those exercises.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, Deloitte), as the Company’s independent registered public accounting firm for continuing audit work in 2013. The Board has determined that it would be desirable to request that the shareholders ratify such appointment. Deloitte has conducted consolidated annual audits of the Company for many years, and is one of the world’s largest firms of certified public accountants. A representative of Deloitte is expected to attend the Annual Meeting with the opportunity to make a statement if he/she desires to do so, and is expected to be available to respond to appropriate questions.

Shareholder approval is not required for the appointment of Deloitte. However, the appointment is being submitted to shareholders for ratification. Should the shareholders fail to ratify the appointment of Deloitte, such failure (1) would have no effect on the validity of such appointment for 2013 (given the difficulty and expense of changing the independent registered public accounting firm mid-way through a year) and (2) would be a factor to be taken into account, together with other relevant factors, by the Audit Committee and by the full Board in the selection and appointment of the independent registered public accounting firm for 2014 (but would not necessarily be the determining factor).

The Board recommends a vote “FOR” the proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm to audit the books, records, and accounts of the Company for the year 2013.

Auditors Fees

Aggregate fees billed to the Company for the years ended December 31, 2012 and 2011 by Deloitte were as follows:

	2012	2011
Audit Fees (a)	$1,900,775	$1,714,313
Audit-Related Fees (b)	155,745	99,500
Tax Fees (c)	0	29,842
All Other Fees (d)	32,313	77,240

Total	$2,088,833	$1,920,895

(a)	Fees for audit services billed in 2012 and 2011 consisted of:

•	Audit of the Company’s annual consolidated financial statements and internal controls over financial reporting.

•	Reviews of the Company’s quarterly reports on Form 10-Q.

•	Comfort letters, statutory and regulatory audits, consents, and other services related to SEC matters.

•	Audits of subsidiary financial statements.

(b)	Fees for audit-related services billed in 2012 and 2011 consisted primarily of separate internal control audits and separate financial statement audits of affiliated entities.
(c)	Fees for tax services billed in 2012 and 2011 consisted of income tax planning and advice.
(d)	All other fees for 2012 and 2011 consisted of licensing of accounting literature research databases, attendance at training seminars and other miscellaneous projects.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Company management to determine that they are permitted under the Sarbanes-Oxley Act and under the rules and regulations concerning auditor independence promulgated by the SEC, the PCAOB, and the American Institute of Certified Public Accountants.

Under the Sarbanes-Oxley Act, the Audit Committee is responsible for the appointment, compensation, and oversight of the work of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services to be performed. The Audit Committee has adopted what it terms its Audit and Non-Audit Services Pre-Approval Policy (the Policy), which sets forth the procedures and conditions pursuant to which services proposed to be performed by the Company’s independent registered public accounting firm may be pre-approved. All services provided by Deloitte in 2012 and 2011 were pre-approved in accordance with the Policy adopted by the Audit Committee.

The SEC’s rules establish two alternatives for pre-approving services provided by the independent registered public accounting firm. Engagements for proposed services may either be specifically pre-approved by the Audit Committee (specific pre-approval) or entered into pursuant to detailed pre-approval policies and procedures established by the Audit Committee, as long as in the latter circumstance the Audit Committee is informed on a timely basis of any engagement entered into on such basis (general pre-approval). The Audit Committee combined these two approaches in its Policy after concluding that doing so will result in an effective and efficient procedure to pre-approve services to be performed by the Company’s independent registered public accounting firm.

As set forth in this Policy, except for those categories of services where the Policy requires specific pre-approval, engagements may be entered into pursuant to general pre-approvals established by the Audit Committee. The Audit Committee will periodically review and generally pre-approve the categories of services that may, as contemplated by this Policy, be provided by the Company’s independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee, and will establish budgeted amounts for such categories. The Audit Committee may add or subtract to the list of general pre-approved services from time-to-time, based on subsequent determinations by the Audit Committee. Any general pre-approval will be set forth in writing and included in the Audit Committee minutes. Unless an engagement of the independent auditor to provide a particular service is entered into pursuant to and in accordance with the Audit Committee’s general pre-approval then in effect, the engagement will require specific pre-approval by the Audit Committee.

Proposed services exceeding pre-approved cost levels or budget amounts previously established by the Audit Committee will also require specific pre-approval by the Audit Committee.

The Audit Committee intends to pre-approve services, whether specifically or pursuant to general pre-approvals, only if the provision of such services is consistent with SEC and PCAOB rules on auditor independence and all other applicable laws and regulations. In rendering specific or general pre-approvals, the Audit Committee will consider whether the independent registered public accounting firm’s provision of specific services, or categories of services, would be inconsistent with the independence of the auditor.

PROPOSAL 3

PROPOSED AMENDMENT OF RESTATED ARTICLES OF INCORPORATION

AND BYLAWS TO REDUCE CERTAIN SHAREHOLDER APPROVAL REQUIREMENTS

General

The Board is proposing that the Company’s Restated Articles of Incorporation, as amended (the “Articles”), be amended to reduce the shareholder approval requirement for specified matters from 80% of the total number of shares of common stock outstanding to a majority of such shares outstanding.

Background

At the 2011 Annual Meeting of Shareholders, a resolution proposed by a shareholder was adopted that requested that the Board take the necessary steps to reduce the shareholder approval requirement in the Articles and Bylaws to a majority of votes cast “for” or “against” wherever a higher standard was required.

In the Company’s proxy statement for the 2011 Annual Meeting, the Board recommended that shareholders vote against the shareholder resolution. This recommendation was based on the fact that the shareholder resolution was defective in that it was in many respects inconsistent with Washington law, where the Company is incorporated, and that not all changes were in the best interests of the shareholders. Despite the Board’s recommendation, the shareholder resolution was adopted, and the Board submitted proposed amendments for consideration by shareholders at the 2012 Annual Meeting. However, the proposed amendments were made consistent with Washington law and required the approval by the holders of a majority of the shares of common stock outstanding instead of a majority of votes cast.

At the 2012 Annual Meeting of shareholders, the shareholders approved the Company proposed amendments that reduced the approval requirement for certain matters from 66 2/3% to a majority of the outstanding shares of common stock. However, the shareholders did not approve the proposed amendments that would have reduced the approval requirement for certain other matters from 80% of the shares of common stock outstanding, since the amendments had to be approved by holders of 80% of such shares but were approved by the holders of 74.62% of such shares. In light of this high approval percentage, however, and after reviewing the provisions of the Articles and Bylaws, the Board has determined to resubmit the proposal to reduce the 80% approval requirement to a majority approval requirement for consideration at the 2013 Annual Meeting of Shareholders.

80% Approval Requirement for Certain Amendments

The Articles provide that various provisions of the Articles may not be amended or repealed, and inconsistent provisions may not be included in the Articles or Bylaws, without the approval of the holders of 80% of the total number of shares of common stock outstanding, including:

•	the provisions regarding the number of directors, the filling of vacancies and the removal of directors by shareholders;

•	provisions regarding the calling of special meetings of shareholders;

•	the “fair price” provision (described below);

•	provisions regarding the adoption, alteration, amendment, change and repeal of the Bylaws of the Corporation;

•	the provisions of the Bylaws of the Corporation relating to procedures for the nomination of Directors; and

•	each provision requiring such 80% approval.

Proposal 3 would amend such provisions of the Articles to reduce such approval requirement to a majority of the outstanding shares of common stock, consistent with Washington law. Proposal 3 would also clarify that such provisions of the Articles do not impose any shareholder approval requirement in addition to the requirements, if any, of Washington law with respect to any such amendment or provision that is approved by the Board.

Transactions with “Interested Shareholders”

The Articles require the approval of the holders of 80% of the total number of shares of common stock outstanding for asset sales, mergers and certain other transactions with an Interested Shareholder (generally, a holder of 10% of the outstanding shares of common stock) unless certain specified conditions are met. This provision, which is sometimes called a “fair price” provision, was approved by the shareholders in 1987 in order to afford protection against an unequal treatment to shareholders in the context of “two-tiered” or “front-end loaded” tender offers.

Washington law requires the approval of the holders of at least two-thirds of the outstanding shares of common stock for a sale of substantially all of the Company’s assets or for a merger of the Company into another entity; provided, however, that Washington law permits a lower approval standard to be contained in the Articles, so long as it is not less than a majority of all votes entitled to be cast. This lower standard was approved by the shareholders at the 2012 Annual Meeting with respect to other provisions of the Articles dealing with sales of assets and mergers. To be consistent with such other provisions, the Board proposal would amend the Articles to require the approval by the holders of a majority of the outstanding shares of common stock for asset sales, mergers and certain other transactions with an Interested Shareholder.

Approval of Proposal 3

Under the existing provisions of the Articles, as discussed above, and under Washington law, Proposal 3 would be approved upon the affirmative vote of the holders of 80% of the outstanding shares of common stock.

Recommendation of the Board

In light of the apparent views of the Company’s shareholders, as evidenced by the high approval percentage for this proposal at the 2012 Annual Meeting of Shareholders, the Board has approved this Proposal 3 and believes the Articles should be amended as described above. Accordingly, the Board recommends that the shareholders approve Proposal 3.

The text of the relevant portions of Article FIFTH, Article SEVENTH and Article EIGHTH of the Articles, as they would be amended if the proposal were adopted, is set forth in Exhibit A to this proxy statement.

The Board recommends a vote “FOR” Proposal 3 to reduce shareholder approval requirements.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the Exchange Act, the Board is submitting a separate resolution, to be voted on by shareholders in a non-binding vote, approving, on an advisory basis, the Company’s executive compensation.

The text of the resolution in respect of this Proposal 4 is as follows:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in the Company’s proxy statement, pursuant to the compensation disclosure rules of the SEC, under the “CD&A,” “Executive Compensation Tables” and the related narrative disclosure.

The Board recommends a vote for this resolution. As described in this proxy statement under the CD&A, the Company’s compensation program is designed to focus Company executives on the achievement of specific annual, long-term and strategic goals set by the Company. The goals are structured to align executives’ interests with those of shareholders by rewarding performance that maintains and improves shareholder value. The following features of the compensation structure reflect this approach:

•	Executive compensation programs have both short and long-term components.

•	Annual cash incentive components focus on both the actual results and the sustainability and quality of those results.

•	The total compensation program does not provide for guaranteed bonuses and has multiple performance measures.

•	The Company only has two executive employment agreements in place for NEOs, and they do not contain guarantees for salary increases, non-performance-based bonuses or equity compensation.

•

In 2010, the Company adopted a recoupment policy that authorizes the Board to recover incentive payouts based on performance results that are subsequently revised or restated to levels that would have produced payouts lower than the original incentive plan payouts.

The Board believes that the Company’s current executive compensation program properly focuses our executives on the achievement of specific annual, long-term and strategic goals. The Board also believes that the Company’s executive compensation program properly align the executives’ interests with those of shareholders.

Shareholders are urged to read the CD&A section of this proxy statement which discusses in greater detail how the Company’s compensation program implements the specific goals set by the Company.

The Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs.

Although the advisory vote on Proposal 4 is non-binding, the Board and the Compensation Committee will review the results of the votes and, consistent with our record of shareholder engagement, are expected to take the outcome of the votes into consideration, along with other relevant factors, in making a determination concerning future executive compensation and the frequency of such advisory votes.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table shows the number of shares of common stock of the Company held beneficially, as of March 1, 2013, by the directors, the nominees for director, each of the executive officers named in the Summary Compensation Table, and directors and executive officers as a group. The directors and executive officers as a group beneficially own less than 1% of the outstanding common stock of the Company. No director or executive officer owns, nor do the directors and executive officers as a group own, in excess of 1% of the stock of any indirect subsidiaries of the Company. None of the directors or NEOs has pledged Company common stock as security.

	Shares Beneficially Owned			Other		Total
Name	Direct	Indirect		Deferred Shares(1)	Restricted Stock Units Not Yet Vested(2)
Erik J. Anderson	19,317					19,317
Kristianne Blake	18,054			2,519		20,573
Donald C. Burke	5,106					5,106
Marian M. Durkin	46,016				10,033	56,049
Karen S. Feltes	14,665				10,633	25,298
Rick R. Holley	5,019					5,019
John F. Kelly	21,275					21,275
Rebecca A. Klein	8,862					8,862
Scott L. Morris	163,486	14,005	(3)		24,332	201,823
Michael L. Noël (4)		12,575	(4)			12,575
Marc F. Racicot	8,449					8,449
Heidi B. Stanley	13,536	10,248	(5)			23,784
R. John Taylor	14,480	4,000	(6)	5,496		23,976
Mark T. Thies	40,632	5,751	(7)		10,033	56,416
Dennis P. Vermillion	17,592	8,815	(3)		10,199	36,606

All directors and executive officers as a group, including those listed above—24 individuals	471,860	103,352		19,955	85,822	680,989

(1)	Shares deferred under the Executive Deferred Compensation Plan or under the former Non-Employee Director Stock Plan.
(2)	RSUs that have been granted to the executive officers, but have not yet vested. RSUs vest in three equal annual increments, provided the officer remains employed by the Company. If the employment of an executive officer terminates, all unvested shares are forfeited.
(3)	Shares held in the Company’s 401(k) plan.
(4)	Includes 11,915 shares held by Noël Consulting Company, Inc. and 660 shares held by Mr. Noël’s adopted son, Shane Burroughs. Mr. Noël is retiring from the Board of Directors of the Company in May, 2013.
(5)	Shares held by Ms. Stanley’s spouse, Ronald Stanley, in a profit-sharing plan not administered by the Company.
(6)	Shares held in an employee benefit plan not administered by the Company for which Mr. Taylor shares voting and investment power.
(7)	Shares held by Mr. Thies’ spouse, Elizabeth Thies.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires that executive officers, directors and holders of more than 10% of the Company’s common stock file reports of their trading in Company equity securities with the SEC. Based solely on a review of Forms 3, 4 and 5 furnished to the Company with respect to 2012, the Company believes that all Section 16 filing requirements applicable to these persons were completed in a timely manner.

OTHER SECURITY OWNERSHIP

As of March 1, 2013, the following were beneficial owners of 5% or more of the Company’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Blackrock, Inc. 40 East 52nd Street New York, NY, 10022	7,840,150 shares – sole voting power 7,840,150 shares – sole dispositive power	13.12%

The Vanguard Group, Inc.* 100 Vanguard Blvd. Malvern, PA 19355	144,214 shares – sole voting power 3,932,004 shares – sole dispositive power 88,814 shares – shared dispositive power 4,020,818 shares – aggregate amount beneficially owned by each reporting person	6.72%

*	Vanguard is the holder of the Company’s 401(k) accounts.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Company’s 2012 Annual Report to Shareholders, which contains the Company’s audited financial statements, accompanies this proxy statement.

OTHER BUSINESS

The Board does not intend to present any business at the meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the meeting or any adjournment(s) thereof, the individuals named in the proxy card will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

2014 ANNUAL MEETING OF SHAREHOLDERS

General

The 2014 Annual Meeting of Shareholders is currently scheduled for Thursday, May 8, 2014, in Spokane, Washington. Matters to be brought before that meeting by shareholders are subject to the requirements described below.

The date and location of the 2014 Annual Meeting of Shareholders are subject to change. Any such change and any resulting change in the dates referred to below, would be specified by the Company in a report filed with the SEC. In addition, any change in the dates referred to below that results from a change in SEC rules or the Company’s Bylaws would be similarly reported by the Company.

Notice of Nominations and Other Business to Be Presented at Annual Meeting

Notice of nominations of directors and other business to be presented by a shareholder at the 2014 Annual Meeting of Shareholders must be delivered to the Company as follows:

•

written notice of a shareholder’s intent to nominate a person for election as a director at the 2014 Annual Meeting of Shareholders must be delivered to the principal executive offices of the Company to the attention of the Corporate Secretary on or before February 7, 2014, but not before November 9, 2013; and

•

written notice of a shareholder’s intent to propose other business to be brought before the 2014 Annual Meeting of Shareholders must be delivered to the principal executive offices of the Company to the attention of the Corporate Secretary on or before February 7, 2014, but not before November 9, 2013.

In any case, the written notice of the shareholder must, in order for the matter to be eligible to be presented at the meeting, comply with all of the requirements and contain all of the information specified in the Company’s Bylaws, without regard to whether the proposed nomination or other business is to be included in management’s proxy soliciting materials or those of any other person.

Notice of Proposals to be Included in Management’s Proxy Materials

Proposals that shareholders seek to have included in management’s proxy soliciting materials must be received by the Corporate Secretary on or before November 29, 2013 and, in order to be so included, must contain the information required by the SEC’s Rule 14a-8 and otherwise comply with SEC rules. However, in order for a proposal to be eligible to be presented at the meeting, the shareholder must also comply with all of the requirements specified in the Company’s Bylaws for nominating a person for election as a director and/or bringing other business before the meeting.

By Order of the Board,

Karen S. Feltes

Senior Vice President & Corporate Secretary

Spokane, Washington

March 29, 2013

APPENDIX A

PROPOSED AMENDMENTS TO

RESTATED ARTICLES OF INCORPORATION

The proposed amendments and restatements of specified provisions of the Restated Articles of Incorporation are set forth below. Text stricken through indicates deletions, and text in italics indicates additions.

Article FIFTH

The fifth paragraph of Article FIFTH, which relates to the shareholder vote required to amend the provisions of Article FIFTH (which relates to the Board of Directors), would be amended and restated as set forth below:

Notwithstanding anything contained in these Articles of Incorporation to the contrary, the provisions of this Article FIFTH shall not be altered, amended or repealed, and no provision inconsistent therewith shall be included in these Articles of Incorporation or the Bylaws of the Corporation, without the affirmative vote of the holders of at least ~~eighty percent (80%)~~ a majority of the voting power of all of the shares of the Voting Stock, voting together as a single class; it being understood that this paragraph shall not impose any shareholder approval requirement in addition to the requirements, if any, of applicable law with respect to any such alteration, amendment, repeal or inconsistent provision that shall have been approved by the Board of Directors.

Article SEVENTH

The existing tenth paragraph of Article SEVENTH, which relates to the shareholder vote required to amend specified provisions of Article SEVENTH, would be amended as set forth below:

Notwithstanding anything contained in these Articles of Incorporation to the contrary, the paragraph in this Article SEVENTH relating to the adoption, alteration, amendment, change and repeal of the Bylaws of the Corporation, the paragraph in this Article SEVENTH relating to the calling and conduct of special meetings of the shareholders and this paragraph, and the provisions of the Bylaws of the Corporation relating to procedures for the nomination of Directors, shall not be altered, amended or repealed, and no provision inconsistent therewith shall be included in these Articles of Incorporation or the Bylaws of the Corporation, without the affirmative vote of the holders of at least ~~eighty percent (80%)~~ a majority of the voting power of all the shares of the Voting Stock, voting together as a single class; it being understood that this paragraph shall not impose any shareholder approval requirement in addition to the requirements, if any, of applicable law with respect to any such alteration, amendment, repeal or inconsistent provision that shall have been approved by the Board of Directors.

Article EIGHTH

Subdivision (a) of Article EIGHTH, which relates to specified “Business Combinations”, would be amended and restated, in part, to read as set forth below:

(a)	In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in subdivision (b) of this Article EIGHTH:

[clauses (1), (2), (3), (4) and (5), each of which sets forth a type of transaction that constitutes a “Business Combination” for purposes of Article EIGHTH, would not be changed]

shall require the affirmative vote of the holders of at least ~~80%~~ a majority of the voting power of all of the shares of the Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that the vote of a lower percentage may be specified, by law or in any agreement with any national securities exchange or otherwise. The term “Business Combination” as used in this Article EIGHTH shall mean any transaction which is referred to in any one or more of paragraphs (1) through (5) of this subdivision (a).

A-1

The last paragraph of Article EIGHTH, which relates to the shareholder vote required to amend the provisions of Article EIGHTH, would be amended and restated to read as set forth below:

Notwithstanding anything contained in these Articles of Incorporation to the contrary, the provisions of this Article EIGHTH shall not be altered, amended or repealed, and no provision inconsistent therewith shall be included in these Articles of Incorporation or the Bylaws of the Corporation, without the affirmative vote of the holders of at least ~~eighty percent (80%)~~ a majority of the voting power of all of the shares of the Voting Stock, voting together as a single class; it being understood that this paragraph shall not impose any shareholder approval requirement in addition to the requirements, if any, of applicable law with respect to any such alteration, amendment, repeal or inconsistent provision that shall have been approved by the Board of Directors.

A-2

AVISTA CORPORATION

P.O. BOX 3727

SPOKANE, WA 99220-3727

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 6, 2013 (for holders in the Avista 401(k) Savings Plan), or on May 8, 2013 (for all other shareholders). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 6, 2013 (for holders in the Avista 401(k) Savings Plan), or on May 8, 2013 (for all other shareholders). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M52771-P33692-Z59620	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

    AVISTA CORPORATION

The Board of Directors recommends a vote “FOR” each Nominee.
1. Election of Directors

Nominees:	For	Against	Abstain

1a. Erik J. Anderson	☐	☐	☐

1b. Kristianne Blake	☐	☐	☐

1c. Donald C. Burke	☐	☐	☐

1d. Rick R. Holley	☐	☐	☐

1e. John F. Kelly	☐	☐	☐

1f. Rebecca A. Klein	☐	☐	☐

1g. Scott L. Morris	☐	☐	☐

1h. Marc F. Racicot	☐	☐	☐

1i. Heidi B. Stanley	☐	☐	☐

1j. R. John Taylor	☐	☐	☐

The Board of Directors recommends a vote “FOR” items 2, 3 and 4.		For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013.	☐	☐	☐

3.	Amendment of the Company’s Restated Articles of Incorporation to reduce certain shareholder approval requirements.	☐	☐	☐

4.	Advisory (non-binding) vote to approve executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M52772-P33692-Z59620

PROXY/VOTING INSTRUCTION CARD This proxy is solicited on behalf of the Board of Directors of Avista Corporation For the Annual Meeting of Shareholders on Thursday, May 9, 2013

The undersigned hereby appoints Scott L. Morris and Karen S. Feltes, and each of them, with full power of substitution, the proxies of the undersigned, to represent the undersigned and vote all shares of Avista Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 9, 2013, and any adjournments thereof, as indicated on the reverse side.

If the undersigned is a participant in the Avista Investment and Employee Stock Ownership Plan, this card directs The Vanguard Group, as the Plan Administrator, to authorize Broadridge, as the Proxy Agent, to vote, as designated on the reverse, all of the shares of Avista Common Stock held of record in the undersigned’s Plan account.

If you are a participant in the Avista 401(k) Savings Plan (The Plan), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Avista 401(k) Savings Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. Eastern Time on May 6, 2013, the Plan’s Trustee will vote the shares held in the Plan in the same proportion as votes received from other participants in the Plan.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted “FOR” item 2 and, if the shares represented hereby are registered in the name of the beneficial owner (and not a broker), “FOR” each nominee named in item 1 and “FOR” items 3 and 4.